Filed pursuant to Rule 424(b)(3) Registration No. 333-166138

PROSPECTUS

CrowdGather, Inc.,
a Nevada corporation

2,663,281 Shares

This prospectus concerns 2,663,281 shares being sold by certain existing, unaffiliated stockholders, including an aggregate of 767,856 shares of our common stock underlying warrants.  The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These dispositions may be at prevailing market prices at the time of sale, or at privately negotiated prices. The selling security holders may sell their shares of common stock in the manner set forth above and as described in “Plan of Distribution.”  We will not receive any of the proceeds from the sale of shares by the selling security holders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CRWG.”  The last reported sale price of our common stock on the OTC Bulletin Board on April 13, 2010 was $1.31 per share.

We will not receive any proceeds from the sale of shares of our common stock sold by the selling security holders.

This offering involves a high degree of risk.  See “Risk Factors” on Pages 5 to 11 for factors to be considered before purchasing shares of our common stock.

The information in this prospectus is not complete and may be changed.  The selling security holders will not sell these securities until the registration statement filed with the Securities and Exchange Commission, or SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2010.

TABLE OF CONTENTS

Prospectus Summary	3
Risk Factors	5
Cautionary Note Regarding Forward Looking Statements	11
Use of Proceeds	12
Dividend Policy	12
Price Range of Common Stock	12
Dilution	13
Selling Security Holders	13
Plan of Distribution	14
Description of Securities	15
Interest of Named Experts and Counsel	17
Management	17
Security Ownership of Certain Beneficial Owners and Management	19
Business	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	23
Description of Property	27
Certain Relationships and Related Transactions	28
Market for Common Equity and Related Stockholder Matters	29
Executive Compensation	33
Financial Statements	36
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	66
Legal Matters	67
Experts	67
Additional Information	67

PROSPECTUS SUMMARY

Corporate Information: Our Business:
We were incorporated in Nevada on Nevada on April 20, 2005. Our principal business address is 20300 Ventura Blvd. Suite 330, Woodland Hills, California 91364. Our telephone number is (818) 435-2472 and our Internet website is www.crowdgather.com.  The content of our Internet website does not constitute a part of this prospectus.

We are an Internet company that specializes in monetizing a network of online forums and message boards designed to engage, provide information to and build community around users. We are in the process of building what we hope will become one of the largest social, advertising, and user generated content networks by consolidating  existing groups of online users that post on message boards and forums. Our goal is to create the world's best user experience for forum communities, and world class service offerings for forum owners. We believe that the communities built around message boards and forums are one of the most dynamic sources of information available on the web because forums are active communities built around interest and information exchange on specific topics.

Part of our growth strategy includes identifying and acquiring web properties.  In the last six months we have been researching potential opportunities to acquire online forums within targeted content and advertising verticals in our industry in order to expand our operations. In addition to the over 85 properties and 500 domain names acquired to date, we also maintain ongoing discussions with representatives of certain web properties and other companies that may be interested in being acquired by us or entering into a joint venture agreement with us.

The network we create will rely initially upon our own properties, but it is our goal to build a network that is open to third-party owned forums as well.  Ultimately, we believe the integration of these message board communities on our central CrowdGather platform will allow for the creation of three networks:

• an advertising network that allows for us to leverage the targeted demographics of the combined network in order to generate the highest advertising rates for all of our member sites;
• a social network powered by central ID and log-on management through our proprietary user profile; and
• a user generated content network driven by a proprietary search interface.

Summary financial information:
The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form S-1. We have prepared our financial statements contained in this Form S-1 in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form S-1.

Income Statement	For the Nine Months Ended January 31, 2010 (unaudited)	For the year ended April 30, 2009	For the year ended April 30, 2008
	$	$	$
Revenue	194,151	112,546	20,763
Total Operating Expenses	(1,704,972)	(2,488,645)	(431,530)
Other Income (Expense) (net)	(155,003)	(62,108)	1,392
Net Income (Loss)	(2,473,714)	(2,439,007)	(410,175)
Net Income (Loss) Per Share	(0.06)	(0.06)	(0.01)

Balance Sheet	January 31, 2010	April 30, 2009	April 30, 2008
	(unaudited) $	$	$
Total Assets	1,066,590	701,634	518,973
Total Liabilities	2,154,272	1,341,690	36,822
Stockholders' Equity (Deficit)	(1,087,682)	(640,056)	482,151

Information in this Prospectus

You should rely only on the information contained in this prospectus in connection with this offering.  We have not authorized anyone to provide you with information that is different.  The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

The Offering

Common stock offered by the selling security holders	2,663,281 shares

Use of Proceeds	We will not receive any proceeds from the selling security holders.

The number of shares of common stock being offered by the selling security holders assumes the exercise of warrants whose underlying shares of common stock are covered by this prospectus in exchange for 767,856 shares of common stock and the immediate resale of all those shares of common stock.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.

Risks related to our business:

We have a history of net losses which will continue and which may negatively impact our ability to achieve our business objectives, and we received a going concern qualification in our 2009 audit.

For the year ended April 30, 2009, we had revenue of $112,546 and a net loss of $2,439,007.  For the nine months ended January 31, 2010, we had revenue of $194,151, compared to revenue of $65,495 for the comparable period in 2009. We had a net loss of $ 2,473,714 for the nine months ended January 31, 2010 compared to a net loss of $ 2,030,717 for the comparable 2009 period. Our former independent auditors, in their report dated July 15, 2009, expressed doubt about our ability to continue as a going concern. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues will harm our business. We may not be able to operate profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate or our operating expenses exceed our expectations, our operating results will suffer.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a relatively limited operating history.  Such limited operating history and the unpredictability of the success of online forums makes it difficult for investors to evaluate our business and future operating results. An investor in our securities must consider the risks, uncertainties, and difficulties frequently encountered by companies in our industry.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We will need additional financing to execute our business plan.

The revenues from the sale of advertising and forum memberships and the projected revenues from these potential streams are not currently adequate to support our expansion and product development programs. We will need substantial additional funds to

•	effectuate our business plan;
•	expand our online reach and presence;
•	develop and enhance our technological capabilities;
•	file, prosecute, defend and enforce our intellectual property rights; and
•	hire and retain key employees.

We will seek additional funds through public or private equity or debt financing, via strategic transactions, and/or from other sources. There are no assurances that future funding will be available on favorable terms or at all.  If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives, or overhead expenditures to the extent necessary.  The failure to fund our capital requirements will negatively impact our business, financial condition and results of operations.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. There may be greater strain on our systems mainly because we have acquired several businesses over the last 18 months and have had to devote significant management time and expense to the ongoing integration and alignment of management, systems, controls and marketing. To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Interest-group forums may not prove to be a viable business model.

Interest-group forums as a business model for delivering information and entertainment over the Internet is unproven, and we have only recently launched our efforts to develop a business centered on this model. It is too early to predict whether consumers will accept, and use our products on a regular basis, in significant numbers, and participate in our online community. Our products may fail to attract significant numbers of users, or, may not be able to retain the usership that it attracts, and, in either case, we may fail to develop a viable business model for our online community. In addition, we expect a significant portion of the content that we will provide to be available for free. If we are unable to successfully monetize the use of our content, either through advertising or fees for use, we may not be able to generate sufficient revenues.

We may be unable to attract advertisers to our online forums.

We expect that advertising revenue will comprise a significant portion of the revenue to be generated by the forums that we own. Most large advertisers have fixed advertising budgets, only a small portion of which has traditionally been allocated to Internet advertising. In addition, the overall market for advertising, including Internet advertising, has been generally characterized in recent periods by softness of demand, reductions in marketing and advertising budgets, and by delays in spending of budgeted resources. Advertisers may continue to focus most of their efforts on traditional media or may decrease their advertising spending. If we fail to convince advertisers to spend a portion of their advertising budgets with us, we will be unable to generate revenues from advertising as we intend.

We hope to generate our revenue almost entirely from advertising and retaining other sites as paid participants in our community, and the reduction in spending by, or loss of, advertisers and members could seriously harm our ability to generate revenues.

We hope to generate revenues from advertisers and other communities that pay to affiliate with our sites. If we are unable provide value to potential advertisers or other online communities, we may not be able to sell any ad space or memberships, which would negatively impact our revenues and business. In addition, we expect that advertisers will be able terminate their contracts with us at any time. We may also encounter difficulty collecting from our advertisers because we are a very small company with limited resources to collect outstanding balances.

If we are unable to compete effectively in the forum sector of the Internet industry, our business will fail.

The forum sector of the Internet industry is extremely competitive. The competition comes from both companies within the same business and companies in other media which create alternative forms of entertainment. We compete with several major Internet companies which are dominant in the industry, as well as with numerous small and independent Internet companies. Many of the organizations with which we compete have significantly greater financial and other resources than we do. The major companies are typically large, diversified entertainment and media companies or subsidiaries of diversified corporations which have strong relationships with advertisers and others involved in the Internet industry. We may not be able to compete with those companies for users and advertisers.

We may not be able to sustain or grow our business unless we keep up with changes in technology and consumer tastes.

The Internet and electronic commerce industries are characterized by:

•	rapidly changing technology;
•	evolving industry standards and practices that could render our website and proprietary technology obsolete;
•	changes in consumer tastes and user demands;
•	challenges, such as “click fraud,” that cast doubt on otherwise legitimate activities and practices; and
•	frequent introductions of new services or products that embody new technologies.

Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies and program formats, enhance our existing services and respond to technological advances and consumer tastes and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

We face significant competition from large-scale Internet content, product and service aggregators, principally Google, Microsoft and Yahoo.

We face significant competition from companies, principally Google, Microsoft, and Yahoo that have developed or acquired similar online sites. These services may directly compete with us for affiliate and advertiser arrangements, which is key to our business and operating results.  Some of these competitors offer services that indirectly compete with our services, including: consumer e-mail services, desktop search, local search, and instant messaging services; photos, maps, video sharing, content channels, mobile applications, and shopping services; movie, television, music, book, periodical, news, sports, and other media holdings; access to a network of cable and other broadband users and delivery technologies; advertising offerings; and considerable resources for future growth and expansion. Some of the existing competitors and possible additional entrants may have greater operational, strategic, financial, personnel or other resources than we do, as well as greater brand recognition either overall or for certain products and services. We expect these competitors increasingly to use their financial and engineering resources to compete with us, individually and potentially in combination with each other. In certain of these cases, our competition has a direct billing relationship with a greater number of their users through Internet access and other services than we have with our users through our premium services. This relationship may permit such competitors to be more effective than us in targeting services and advertisements to the specific preferences of their users thereby giving them a competitive advantage. If our competitors are more successful than we are in developing compelling products or attracting and retaining users, advertisers, or publishers, then our revenues and growth rates could decline.

We face significant competition from traditional media companies which could significantly hinder our future operating results.

We also compete with traditional media companies for advertising, both offline as well as increasingly with their online assets as media companies offer more content directly from their own websites. Most advertisers currently spend a small portion of their advertising budgets on Internet advertising. If we fail to persuade existing advertisers to retain and increase their spending with us and if we fail to persuade new advertisers to spend a portion of their budget on advertising with us, our revenues could decline and our future operating results could be adversely affected.

We anticipate that the majority of our revenues will be derived from advertising to our users, and the reduction in spending by or loss of current or potential advertisers would cause our revenues and operating results to decline.

We anticipate that we will primarily rely on our ability to generate revenues from advertising on our sites and from paid subscriptions from our members.  Our ability to develop revenue from advertising revenue depends upon:

•	establishing and maintaining our user base;
•	establishing and maintaining our popularity as an Internet destination site;
•	broadening our relationships with advertisers to small- and medium-sized businesses;
•	attracting advertisers to our user base;
•
increasing demand for our services by advertisers, users, businesses and affiliates, including prices paid by advertisers, the number of searches performed by users, the rate at which users click-through to commercial search results and advertiser perception of the quality of leads generated by our forums;

•	the successful implementation and acceptance of our advertising exchange by advertisers, networks, affiliates, and publishers;
•	the successful development and deployment of technology improvements to our advertising platform;
•	establishing and maintaining our affiliate program for our search marketing;
•	deriving better demographic and other information from our users; and
•	driving acceptance of the Web in general and of our site in particular by advertisers as an advertising medium.

We anticipate that our agreements with advertisers will likely have terms of one year or less, or may be terminated at any time by the advertiser. Accordingly, it is difficult to forecast advertising revenues accurately. Any reduction in spending by or loss of existing or potential future advertisers would cause our revenues to decline. Further, we may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall.

Decreases or delays in advertising spending by our advertisers due to general economic conditions could harm our ability to generate advertising revenues.

Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns.  Since we derive most of our revenues from advertising, any decreases in or delays in advertising spending due to general economic conditions could reduce our revenues or negatively impact our ability to grow our revenues.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our brand image and harm our business and our operating results.

We hope to create, own and maintain a wide array of intellectual property assets, including copyrights, patents, trademarks, trade dress, trade secrets and rights to certain domain names, which we believe will be among our most valuable assets. We seek to protect our intellectual property assets through patent, copyright, trade secret, trademark and other laws of the U.S. and other countries of the world, and through contractual provisions. The efforts we have taken or will take to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of those rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our products and media properties are distributed or made available through the Internet. There may be instances where we are not able to fully protect or utilize our intellectual property assets in a manner to maximize competitive advantages.   Protection of the distinctive elements of our site may not be available under copyright law or trademark law. If we are unable to protect our proprietary rights from unauthorized use, the value of our brand image may be reduced. Any impairment of our brand could negatively impact our business. In addition, protecting our intellectual property and other proprietary rights is expensive and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our operating results.

We are subject to U.S. and foreign government regulation of Internet services which could subject us to claims, judgments and remedies including monetary liabilities and limitations on our business practices.

We are subject to regulations and laws directly applicable to providers of Internet content and services. In addition, we will also be subject to any new laws and regulations directly applicable to our domestic and international activities. We may incur substantial liabilities for expenses necessary to defend such litigation or to comply with these laws and regulations, as well as potential substantial penalties for any failure to comply. Compliance with these laws and regulations may also cause us to change or limit our business practices in a manner adverse to our business.

We rely on third-party providers for our principal Internet connections and technologies, databases and network services critical to our properties and services, and any errors, failures or disruption in the services provided by these third parties could significantly harm our business and operating results.

We rely on private third-party providers for our principal Internet connections, co-location of a significant portion of our data servers and network access. A key element of our strategy is to generate a high volume of traffic to our forums. Our ability to generate revenues will depend substantially on the number of customers who use our websites. Accordingly, the satisfactory performance, reliability and availability of our websites and network infrastructure are critical to our ability to generate revenues, as well as to our reputation. Any disruption, from natural disasters, technology malfunctions, sabotage or other factors, in the Internet or network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business, operating results and financial condition. We have little control over these third-party providers, which increases our vulnerability to disruptions or problems with their services. Any financial difficulties experienced by our providers may have negative effects on our business, the nature and extent of which we cannot predict.

Furthermore, we depend on hardware and software suppliers for prompt delivery, installation and service of servers and other equipment to deliver our services. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand, our business, and operating results.

If we are not able to retain the full-time services of senior management, there may be an adverse effect on our operations and/or our operating performance until we find suitable replacements.

Our business is dependent, to a large extent, upon the services of our senior management.  We do not maintain key person life insurance for any members of our senior management at this time.  The loss of services of our chief executive officer or any other key members of our senior management could adversely affect our business until suitable replacements can be found.  There may be a limited number of personnel with the requisite skills to serve in these positions, and we may be unable to locate or employ such qualified personnel on acceptable terms.

Our auditors have questioned our ability to continue operations as a “going concern.” Investors may lose all of their investment if we are unable to continue operations and generate revenues.

We hope to obtain significant revenues from future sales.  In the absence of significant sales and profits, we will seek to raise additional funds to meet our working capital needs principally through the additional sales of our securities.  However, we cannot guaranty that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. As a result, our auditors believe that substantial doubt exists about our ability to continue operations. In the event we are not able to continue operations, our securities will become worthless.

Changes in accounting standards or practices in the future may affect our financial results.

We cannot predict the impact that future changes in accounting standards or practices may have on our financial results. New accounting standards could be issued that could change the way we record revenues, expenses, assets, and liabilities. These changes in accounting standards could adversely affect our reported earnings. Increases in direct and indirect income tax rates could affect after-tax income.  Equally, increases in indirect taxes could affect our products’ affordability and reduce our sales.

Our inability to diversify our operations may subject us to economic fluctuations within our industry.

Our limited financial resources reduce the likelihood that we will be able to diversify our operations. Our probable inability to diversify our activities into more than one business area will subject us to economic fluctuations within the Internet industry and therefore increase the risks associated with our operations.

The costs to meet our reporting requirements as a public company subject to the Exchange Act of ’34 is substantial and may result in us having insufficient funds to operate our business.

We are a public reporting company in the United States and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley). We will incur ongoing expenses associated with professional fees for accounting and legal expenses associated with being a public company. We estimate that these costs will range up to $100,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce resources to fund our operations and may prevent us from expanding our operations.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time consuming, difficult and costly.

It will be time consuming, difficult and costly for us to develop and implement the additional internal controls and reporting procedures required by Sarbanes-Oxley. We will need to hire additional financial reporting, internal control, and other finance staff and consultants in order to develop and implement additional internal controls and reporting procedures. If we are unable to comply satisfactorily with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley requires publicly-traded companies to obtain.

We operate as a public company, which means we are subject to evolving corporate governance and public disclosure regulations that may result in additional expenses and continuing uncertainty regarding the application of such regulations.

Changing laws, regulations, and standards relating to corporate governance and public disclosure, including Sarbanes-Oxley and related rules and regulations, are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Maintaining appropriate standards of corporate governance and public disclosure may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, if we fail to comply with new or changed laws, regulations, and standards, regulatory authorities may initiate legal proceedings against us and our business and our reputation may be harmed.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers.

We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Owning our Common Stock:

Volatility of stock price may restrict sale opportunities.

Our stock price is affected by a number of factors, including stockholder expectations, financial results, the introduction of new products by us and our competitors, general economic and market conditions, estimates and projections by the investment community and public comments by other persons, and many other factors, many of which are beyond our control.  We may be unable to achieve analysts’ earnings forecasts, which may be based on projected volumes and sales of many product types and/or new products, certain of which are more profitable than others.  We cannot guaranty that we will achieve projected levels or mixes of product sales. As a result, our stock price is subject to significant volatility and stockholders may not be able to sell our stock at attractive prices.

Our shares may have limited liquidity.

A portion of our shares of common stock will be subject to registration, and will be closely held by certain insider investors. Consequently, the public float for the shares may be highly limited. As a result, should stockholders wish to sell shares into the open market they may encounter difficulty selling large blocks of shares or obtaining a suitable price at which to sell their shares.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the Over-The-Counter Bulletin Board, where our shares of common stock are quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;
•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
•	changes in operating and stock price performance of other companies in our industry;
•	additions or departures of key personnel; and
•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our management owns a substantial portion of our outstanding common stock, which enables them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our stockholders.

Our management beneficially controls approximately 44.96% of our outstanding shares of common stock.  Such concentrated control could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer, or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

Our common shares may be thinly-traded, and our stockholders may be unable to sell at or near ask prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock may be particularly volatile given our status as a relatively small company with a presumably small and thinly-traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. Our stockholders may be unable to sell their common stock at or above their purchase price if at all, which may result in substantial losses to them.

The market for our common shares may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.  Penny stocks generally are equity securities with a price of less than $5.00 per share.  The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our need for additional capital, and the sale of additional shares or other equity securities will result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will not be sufficient to meet our anticipated cash needs for the near future. We will seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The exercise of outstanding options and warrants to purchase our common stock and the conversion into common stock of our outstanding convertible notes could substantially dilute your investment, impede our ability to obtain additional financing, and cause us to incur additional expenses.

Under the terms of our outstanding options and warrants to purchase our common stock issued to employees and others and the terms of our outstanding convertible notes, the holders are given an opportunity to profit from a rise in the market price of our common stock that, upon the exercise of the options and/or warrants or the conversion of the notes, could result in dilution in the interests of our other stockholders.  The terms on which we may obtain additional financing may be adversely affected by the existence and potentially dilutive impact of our outstanding options, warrants and convertible notes.  In addition, holders of the warrants and convertible notes have registration rights with respect to the common stock underlying such warrants and convertible notes, the registration of which will cause us to incur a substantial expense.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, “will”, or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders.  Rather, the selling security holders will receive those proceeds directly.

Upon exercise of the common stock warrants to purchase an aggregate of 767,856 shares of our common stock, which shares of common stock are being offered for sale hereunder, we expect to receive aggregate proceeds of approximately $660,000, which amount reflects an exercise price of $0.70 per share for 642,856 of the warrants and $1.68 per share for 125,000 of the warrants. We expect to use any cash proceeds from the exercise of warrants for general working capital purposes.

DIVIDEND POLICY

We currently anticipate that we will not declare or pay cash dividends on our common stock in the foreseeable future.  We will pay dividends on our common stock only if and when declared by our Board of Directors.  The ability of our Board of Directors to declare a dividend is subject to restrictions imposed by Nevada and California law.  In determining whether to declare dividends, our Board of Directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

PRICE RANGE OF COMMON STOCK

Market Information. Our common stock is quoted on the OTC Bulletin Board under the symbol “CRWG.”  For the period indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

Fiscal Year 2009
First Quarter	2.05	1.35
Second Quarter	2.30	1.40
Third Quarter	1.55	1.12
Fourth Quarter	1.16	0.70
Fiscal Year 2010
First Quarter	0.85	0.85
Second Quarter	1.29	1.26
Third Quarter	1.57	1.31

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The approximate number of stockholders of record at April 7, 2010 was 59.  The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

DILUTION

Investors in this offering will be subject to increased dilution upon the exercise of outstanding stock options and warrants. As of April 15, 2010, these stock warrants represent an additional 767,856 shares that could be issued (for which cash would need to be remitted to us for exercise) in the future.

SELLING SECURITY HOLDERS.

This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 2,663,281 shares of common stock, consisting of 1,895,423 shares of common stock and 767,856 shares underlying warrants.  The following table sets forth, to our knowledge, certain information about the selling security holders as of April 7, 2010, the date of the table, based on information furnished to us by the selling security holders.  Except as indicated in the footnotes or description of the private placement transactions following the table, each selling security holder has indicated to us that it is acting individually, not as a member of a group, and none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.  Each of the selling security holders have represented to us that they are not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the SEC or designated as a member of the Financial Industry Regulatory Authority.  The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities.  To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.  Percentage of beneficial ownership is based on 39,359,177 shares of common stock as of the date of the table.  Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

Name of Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder Before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder After the Offering	Percentage of Common Stock Owned if all of the Offered Shares Are Sold(1)(2)
Finter Bank Zurich(3)	375,000(3)	375,000(3)	0	0
VP Bank (Switzerland) Ltd.(4)	1,933,446(4)	966,745(4)	966,701	0
Rancho Bonita Limited(5)	1,574,464(5)	705,731(5)	868,733	0
Corporate Profile LLC(6)	120,000	120,000	0	0
Analitka SA(7)	60,000	60,000	0	0
Institutional Stock Analyst, Inc.(8)	75,000	75,000	0	0
Gross Capital, Inc.(9)	61,500	61,500	0	0
Paul Gould	8,982	8,982	0	0
Phil Santoro	232,258	232,258	0	0
Andy Robinowitz	32,258	32,258	0	0
iMerge Advisors, Inc.(10)	25,807	25,807	0	0

(1) We do not know when or in what amounts the selling security holders may offer shares for sale. The stockholders may not sell any or all of the shares offered by this prospectus. Because the stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the stockholders.
(2) Based on 39,359,177 shares of our common stock outstanding as of April 7, 2010.
(3) Includes 125,000 shares of common stock underlying warrants.  Marco Ringger and Mark Benninger have the power to vote and dispose of the securities beneficially owned by Finter Bank Zurich.
(4) Includes 642,856 shares of common stock underlying warrants.  Dominik Bruschweiler and Daniel Lacher have the power to vote and dispose of the securities beneficially owned by VP Bank (Switzerland) Ltd.
(5) Wong Hiu Wai Ide as director of Rancho Bonita Limited, has the sole power to vote and dispose of the securities beneficially owned by the selling security holder.
(6) Laurel Moody, as president of Corporate Profile LLC, has the sole power to vote and dispose of the securities beneficially owned by the selling security holder.
(7) Erik Danielson, as president of Analitka SA, has the sole power to vote and dispose of the securities beneficially owned by the selling security holder.
(8) Roland Perry, as president of Institutional Stock Analyst, Inc., has the sole power to vote and dispose of the securities beneficially owned by the selling security holder.
(9) Barry Gross, as president of Gross Capital, Inc., has the sole power to vote and dispose of the securities beneficially owned by the selling security holder.
(10) Michael Gravel, as president of iMerge Advisors, Inc., has the sole power to vote and dispose of the securities beneficially owned by the selling security holder.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted in private transactions.  These sales may be at prevailing market prices at the time of sale, or at privately negotiated prices.  The selling security holders may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder.  The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder.  If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling security holders.

DESCRIPTION OF SECURITIES

Common Stock. Our authorized capital stock consists of 975,000,000 common shares, par value $.001 per share.  On April 7, 2010, there were 39,359,177 common shares issued and outstanding.

Our common stock is the only class of voting securities issued and outstanding.  Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of our common shares do not have cumulative voting rights.

The holders of our common shares are entitled to dividends when and if declared by our Board of Directors from legally available funds.  The holders of our common shares are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution.

Stock Split. During March 2008, we effected a 13-for-1 stock split of our common stock. All share numbers presented in this filing have been adjusted to reflect the stock split.

Market Information. Our common stock is quoted on the OTC Bulletin Board under the symbol “CRWG.”  For the period indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

Fiscal Year 2009
First Quarter	2.05	1.35
Second Quarter	2.30	1.40
Third Quarter	1.55	1.12
Fourth Quarter	1.16	0.70

Fiscal Year 2010
First Quarter	0.85	0.85
Second Quarter	1.29	1.26
Third Quarter	1.57	1.31

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The approximate number of stockholders of record at April 7, 2010 was 59.  The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Holladay Stock Transfer.  Its telephone number is (480) 481-3940.

Equity Compensation Plan.

CrowdGather, Inc. 2008 Stock Option and Award Plan

On May 9, 2008, our Board of Directors approved the CrowdGather, Inc. 2008 Stock Option Plan (the “Plan”). The Plan was ratified by our shareholders on September 26, 2008.  The Plan permits flexibility in types of awards, and specific terms of awards, which will allow future awards to be based on then-current objectives for aligning compensation with increasing long-term shareholder value.

The Board of Directors, acting as a compensation committee (the Committee) will generally administer the Plan. The Committee will have full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Plan. In addition, the Committee has the authority to interpret the Plan and the awards granted under the Plan, and establish rules and regulations for the administration of the Plan.

The Committee may delegate certain administrative duties associated with the Plan to our officers, including the maintenance of records of the awards and the interpretation of the terms of the awards. The Committee may also delegate the authority to grant awards to a subcommittee comprised of one or more Board members, or to our executive officers, provided that such subcommittee or executive officers cannot be authorized to grant awards to executive officers.

Awards under the Plan may be granted to any person who is (i) an employee of ours, (ii) a non-employee member of the Board of Directors or the board of directors of any of our subsidiaries, or (iii) a consultant who provides services to us; provided that stock appreciation rights and non-qualified stock options shall be granted only to persons as to which we are the “service recipient,” as such term is defined in Section 409A of the Internal Revenue Code.

The Plan will terminate on May 9, 2018, unless all shares available for issuance have been issued, the Plan is earlier terminated by the Board of Directors or the Committee, or the Plan is extended by an amendment approved by our shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Plan prior to the termination date may extend beyond the end of such period through the award’s normal expiration date.

The aggregate number of shares of the common stock authorized for issuance as awards under the Plan is 12,000,000. The maximum aggregate number of shares of common stock subject to stock options, stock appreciation rights, restricted stock or stock unit awards which may be granted to any one participant in any one year under the Plan is 1,000,000.

Under the Plan, the Committee can grant stock options, stock appreciation rights, restricted stock, stock units and performance units. Awards may be granted alone, in addition to, or in combination with any other award granted under the Plan. Subject to the limitations set forth in the Plan, the terms and conditions of each award shall generally be governed by the particular document or agreement granting the award. The terms and conditions set forth in an award agreement may include, as appropriate:

•	deemed issuance date;
•	expiration date;
•	number of shares covered by the award;
•	acceptable means of payment;
•	price per share payable upon exercise;
•	applicable vesting schedule;
•	individual performance criteria;
•	company or group performance criteria;
•	continued employment requirement;
•	transfer restrictions; or
•	any other terms or conditions deemed appropriate by the Committee, in each case not inconsistent with the Plan.

Stock Options and Stock Appreciation Rights. The holder of an option will be entitled to purchase a number of shares of common stock at an exercise price not less than 100% of the fair market value of a share on the date of grant during a specified time period, as determined by the Committee. The option exercise price shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery of already owned shares. Other than in connection with a change in our capitalization, the exercise price of an option may not be reduced without shareholder approval.

The holder of a stock appreciation right will be entitled to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of shares equal to or otherwise based on the excess of the market value of a share at the time of exercise over the exercise price of the right.

Restricted Stock and Stock Units. The holder of restricted stock will own shares of common stock subject to restrictions imposed by the Committee and subject to forfeiture to us if the holder does not satisfy certain requirements (including, for example, continued employment with us) for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with us until such future date).

Performance Awards.   Performance stock or cash awards may be granted by the Committee at its sole discretion, upon the attainment of performance goals as set by the Committee.  The maximum number of shares that may be granted in any calendar year may not exceed 500,000 shares of common stock; cash awards may not exceed $500,000.

Unless otherwise provided by the Committee, awards under the Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

In the event of any stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event, the Committee is entitled to appropriately and equitably adjust the number and kind of shares or other securities which are subject to the Plan or subject to any award under the Plan.

Subject to any restrictive terms which may be set forth in award agreements, in the event we are a party to a merger or other reorganization, outstanding awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by us (if we are a surviving corporation) for accelerated vesting and accelerated expiration, or for settlement in cash.

The Board of Directors may generally amend or terminate the Plan as determined to be advisable. Shareholder approval may also be required for certain amendments pursuant to the Internal Revenue Code, the rules of any market in which we participate, or rules of the SEC. No amendment or alteration of the Plan may be made which would impair the rights of any participant under any outstanding award, without such participant’s consent, provided that no consent is required with respect to any amendment or alteration if the Committee determines that such amendment or alteration is either:
•	required or advisable in order for us, the Plan or the award to satisfy any law or regulation or to meet the requirements of any accounting standard, or
•	not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

A copy of the Plan is attached as Exhibit 10.1 to our report on Form 8-K filed on June 23, 2008, and is incorporated herein by reference. The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The table below includes the following information as of January 31, 2010, for CrowdGather, Inc. 2008 Stock Option and Award Plan.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,955,000	$1.14	9,045,000
Equity compensation plans not approved by security holders	0	0	0
Total	2,955,000	$1.14	9,045,000

INTEREST OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

MANAGEMENT

Executive Officers and Directors. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The following table sets forth information regarding our executive officer and directors.

Name	Age	Position
Sanjay Sabnani	40	CEO, President, Secretary and Director
Gaurav Singh	33	Chief Financial Officer
Jonathan R. Dariyanani	40	Director
James A. Sacks	45	Director
Chuck Timpe	63	Director

Sanjay Sabnani. Sanjay Sabnani is our Chief Executive Officer, President, and Secretary since April 2, 2008 and became one of our directors shortly thereafter. Mr. Sabnani founded General Mayhem, LLC in May 2004. While building General Mayhem, LLC’s operations and network communities Mr. Sabnani has served senior executive roles in several public companies including: executive vice president, strategic development at Hythiam, Inc. (NASDAQ:HYTM) from April 2004 to December 2007; and president and director at Venture Catalyst, Inc. (NASDAQ:VCAT), from July 1999  to November 2000. Mr. Sabnani assisted in raising over $200 million in public equity financing for these companies, and served as the chief strategist and communicator for these businesses during his tenure with each. In addition, Mr. Sabnani has served as chairman of the board of two distinguished non-profits: Artwallah (arts festival); and TiE SoCal (venture capital networking).Mr. Sabnani was also the founder of a California charity, EndDependence (scholarships for addiction treatment).Mr. Sabnani received his BA in English Literature from UCLA in 1999.  Mr. Sabnani is not an officer or director of any other reporting company.

Gaurav Singh . Mr. Singh began working with us in April 2008 and was appointed to his current position as Chief Financial Officer in November 2008.  Prior to that, Mr. Singh was the director of finance for MD Synergy LLC from 2007 to 2008; from 2002 to 2006, he was controller, and then administrator for Specialty Surgical Center. Mr. Singh holds a masters degree in business administration from the Anderson School at UCLA, earned in 2002, and a bachelor’s degree in business studies from the Delhi University, earned in 1997. Mr. Singh is not an officer or director of any other reporting company. Mr. Singh is not an officer or director of any other reporting company.

Jonathan R. Dariyanani. Mr. Dariyanani has been a member of our Board of Directors since September 2008. Mr. Dariyanani has been the principal of Zoma Law Group/Zoma Ventures in New York since 1999.  From 2003 to 2004, Mr. Dariyanani also served as the director of ESL for Leapfrog Enterprises, Inc.  From 1997 to 1999, he was an associate attorney at the Palo Alto, California office of Wilson Sonsini Goodrich and Rosati.  Mr. Dariyanani is licensed to practice law in California. Mr. Dariyanani holds a Juris Doctor from Duke University, earned in 1997, and a bachelor’s degree in legal studies from the University of California at Berkeley, which he earned in 1993.  Mr. Dariyanani is not an officer or director of any other reporting company.

James A. Sacks. Mr. Sacks has been a member of our Board of Directors since September 2008. Mr. Sacks founded JAS Holdings in 2001, which provides contract sales services for medical business process outsourcing providers. From 1995 to 2000, Mr. Sacks was a registered securities principal for Joseph Charles & Associates.  From 2000 to 2001, he served as a principal and the corporate secretary for Metropolitan Capital Partners.  In 2002, he also served as a registered securities principal for West Park Capital. Mr. Sacks is not an officer or director of any other reporting company.

Chuck Timpe. Mr. Timpe has been a member of our Board of Directors since May 2009. Mr. Timpe is a seasoned director and financial executive and has served as a director and chairman of the audit committee since 1998 for IPC The Hospitalist Company (IPCM – NASDAQ), director and chairman of the audit committee since November 2009 of GetFugu Inc. (GFGU—OTCBB) and as an advisor to CrowdGather since October 2008. From June 2003 to November 2008, Mr. Timpe served as the chief financial officer of Hythiam, Inc. (HYTM—NASDAQ). Prior to joining Hythiam, Mr. Timpe was chief financial officer, from its inception in February 1998 to June 2003, of Protocare, Inc., a clinical research and pharmaceutical outsourcing company which merged with Radiant Research, Inc. in March 2003. Previously, he was a principal in two private healthcare management consulting firms he co-founded, chief financial officer of National Pain Institute, treasurer and corporate controller for American Medical International, Inc. (now Tenet Healthcare Corp.; THC—NYSE), and a member of Arthur Andersen, LLP’s healthcare practice, specializing in public company and hospital system audits. Mr. Timpe is currently a business consultant. Mr. Timpe received his B.S. from University of Missouri, School of Business and Public Administration, and is a certified public accountant (inactive).

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected.  All officers are appointed annually by the Board of Directors and, subject to employment agreements (which do not currently exist), serve at the discretion of the board. Currently, directors receive no cash compensation.

There is no family relationship between any of our officers or directors.  There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The table below shows the number of our shares of common stock beneficially owned as of April 7, 2010 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;
•	each director;
•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” below; and
•	all of our current directors and executive officers of the company as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of April 7, 2010 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after April 7, 2010 are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of April 7, 2010, and after giving effect to the issuances described above, there were 39,359,177 shares of common stock issued and outstanding

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (3)
Common Stock	Sanjay Sabnani 20300 Ventura Blvd, #330, Woodland Hills, CA 91364	17,285,550 shares (1) CEO, President, Secretary, Treasurer and director	43.92%
Common Stock	Typhoon Capital Consultants, LLC (2) 20300 Ventura Blvd, #330, Woodland Hills, CA 91364	16,210,550 shares 5% Owner	41.50%
Common Stock	Vinay Holdings (4) P.O. Box 983 Victoria, Mahe, Republic of Seychelles	2,664,450 shares, 5% Owner	6.82%
Common Stock	Gaurav Singh c/o 20300 Ventura Blvd., Suite 330 Woodland Hills, California 91364	411,250 shares (5), CFO	1.04%
Common Stock	Jonathan R. Dariyanani c/o 20300 Ventura Blvd., Suite 330 Woodland Hills, California 91364	140,000 shares, Director	*
Common Stock	James A. Sacks c/o 20300 Ventura Blvd., Suite 330 Woodland Hills, California 91364	175,000 shares, Director	*
Common Stock	Chuck Timpe c/o 20300 Ventura Blvd., Suite 330 Woodland Hills, California 91364	100,000 shares (6) Director	*
Common Stock	All directors and named executive officers as a group	18,111,800 shares	46.02%
* Denotes less than 1%.
(1) Includes 16,210,550 shares, which are held by Typhoon Capital Consultants, LLC, of which Sanjay Sabnani is the beneficial owner, 175,000 shares of common stock underlying options granted to Mr. Sabnani and 900,000 shares held by Sabnani Children Income Trust, of which Sanjay Sabnani may be deemed to have beneficial ownership due to his spouse's role as sole trustee for this trust. Mr. Sabnani disclaims beneficial ownership of those 900,000 shares, except as to his pecuniary interest therein. Does not include 225,000 shares issuable upon the exercise of options which have been granted but will not vest within 60 days of April 7, 2010.
(2) Sanjay Sabnani holds voting and dispositive power over the shares of Typhoon Capital Consultants, LLC.
(3) Based on 39,359,177 common shares issued and outstanding as of April 7, 2010 and after giving effect to the transactions described herein.
(4) Parshotam Shambhunath Vaswani holds voting and dispositive power over the shares of Vinay Holdings, Ltd.
(5) Includes 200,000 shares of common stock held of record by Gaurav Singh and 211,250 shares of common stock underlying options granted to Mr. Singh. Does not include 245,625 shares issuable upon the exercise of options which have been granted but will not vest within 60 days of April 7, 2010.
(6) Consists of 100,000 shares of common stock underlying options granted to Chuck Timpe. Does not include 275,000 shares issuable upon the exercise of options which have been granted but will not vest within 60 days of April 7, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.  Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Committees. Our Board of Directors does not currently have a compensation committee or nominating and corporate governance committee because, due to the Board of Director’s composition and our relatively limited operations, the Board of Directors is able to effectively manage the issues normally considered by such committees. Our Board of Directors may undertake a review of the need for these committees in the future.

Security holders may send communications to our Board of Directors by writing to 20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364, attention Board of Directors.

Audit Committee and Financial Expert. Presently, our Board of Directors acts as the audit committee, and Chuck Timpe acts as the audit committee financial expert.

During the next twelve months, we hope to establish a formal audit committee, which will be responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the independent auditor and any outside advisors engaged by the audit committee. We will adopt an audit committee charter when we establish the audit committee.

Code of Ethics. We have adopted a Code of Ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer and principal financial and accounting officer, respectively. The Code is filed as Exhibit 14 to our Report on Form 8-K filed on July 23, 2008. A written copy of the Code will be available on our website at www.crowdgather.com.

BUSINESS

Our Background.  CrowdGather, Inc., formerly WestCoast Golf Experiences, Inc., (the “Company,” “we” or “CrowdGather”) was incorporated in the State of Nevada on April 20, 2005.

On April 2, 2008, the Company, General Mayhem LLC (“General”) and the Company’s wholly owned subsidiary, General Mayhem Acquisition Corp. (the “Acquisition Subsidiary”), entered into an agreement and plan of merger (the “Merger Agreement”). The merger contemplated by the Merger Agreement (“the “Merger”) closed on April 2, 2008. The Merger resulted in General merging into the Acquisition Subsidiary, with the acquisition subsidiary surviving. Prior to the Merger, the Company effected a 13-for-1 stock split of its common stock. Pursuant to the Merger, each share of General was converted into and became one (1) share, on a post-stock split basis, such that former members of General were issued 26,000,000, or approximately 64.9%, of the outstanding shares at that time. On April 8, 2008, pursuant to the Agreement of Merger and Plan of Merger and Reorganization dated April 8, 2008 by and between the Company and Acquisition Subsidiary, the Acquisition Subsidiary merged with and into Company, with Company surviving. In connection with the latter merger, the Company changed its name to CrowdGather, Inc.

Our Business.   We are an Internet company that specializes in monetizing a network of online forums and message boards designed to engage, provide information to and build community around users. We are in the process of building what we hope will become one of the largest social, advertising, and user generated content networks by consolidating  existing groups of online users that post on message boards and forums. Our goal is to create the world's best user experience for forum communities, and world class service offerings for forum owners. We believe that the communities built around message boards and forums are one of the most dynamic sources of information available on the web because forums are active communities built around interest and information exchange on specific topics.

Part of our growth strategy includes identifying and acquiring web properties.  In the last six months we have been researching potential opportunities to acquire online forums within targeted content and advertising verticals in our industry in order to expand our operations. In addition to the over 70 properties and 300 domain names acquired to date, we also maintain ongoing discussions with representatives of certain web properties and other companies that may be interested in being acquired by us or entering into a joint venture agreement with us.

The network we create will rely initially upon our own properties, but it is our goal to build a network that is open to third-party owned forums as well.  Ultimately, the integration of these message board communities on our central CrowdGather platform will allow for the creation of three things: a user generated content network driven by a proprietary search interface; a social network powered by central ID and log-on management through our proprietary user profile; and an advertising network that allows for us to leverage the targeted demographics of the combined network in order to generate the highest advertising rates for all of our member sites.

Recent Developments. On March 12, 2010, we entered into a Website and Domain Name Acquisition Agreement (“Agreement”) with Phil Santoro (“Santoro”) pursuant to which we acquired the website, www.freeforums.org and domain names (“Websites”) set forth below:

•	http://www.freeforums-dev.org; and
•	http://www.freeforums-inc.org.

The Agreement also provides that we acquire all associated software used in building the websites set forth above, along with the associated users lists, databases, add-ons installed with these forums and associated accounts for these websites. The total purchase price of the Websites is $1,000,000, which consists of cash and stock. The Agreement also provides for payment of conditional traffic bonus compensation in the form of an additional $200,000 payable to Santoro in shares of our common stock, using the 20-day volume weighted average price of our common stock, the 20th day of which shall be the trading day immediately preceding the one year anniversary date of March 12, 2010.  The additional payment will only be due to Santoro if, during the next twelve months, the average monthly visitor traffic to the Websites is greater than or equal to 59.13 million monthly page views, as measured by Google analytics. The Agreement is also accompanied by a services agreement, described in Note 12 “Subsequent Events” in the accompanying notes to the financial statements for the period ended January 31, 2010, which are included in this Registration Statement on Form S-1.

Our Community of Online Forums. Our forum community connects what we believe is a robust and vibrant network of people sharing their questions, expertise and experiences.  We hope that this collection of forums will help users easily access relevant, dynamic, and compelling user-generated content, conversations and commerce.  Some of our representative properties include:

Forum Name	Target Community/Discussion Topic
Freeforums.org	Free forum hosting
Ngemu.com	Software emulators
Nsider2.com	Nintendo enthusiast community
GenMay.com	Off-topic and humor
Freepowerboards.com	Free forum hosting
Anythingbutipod.com ZuneBoards.com	Consumer electronics media player community Microsoft Zune community
AquaticPlantCentral.com	Aquascapes
Clubxb.com	Scion xB owner community
DemocracyForums.com	Politics
ABXZone.com	Computer help
Zealot.com	Hobby enthusiast forum
MotorcycleForum.com	Motorcycles
Pocketbikeplanet.com	Mini-bike owner society
Wiispace.com	Nintendo Wii enthusiast community
IronMass.com	Bodybuilding
Eternal-Allegiance.com	Celebrities and their fans
FoodForums.com	Food and dining

 Based upon current statistics from Google analytics, CrowdGather’s network of forums including all recent acquisitions have approximately 78 to 80 million monthly page views and 4 to 4.5 million monthly unique visitors  Additionally, approximately 5.5 million users have registered on CrowdGather Network sites to date with 5.7 million monthly discussions comprising over 82.5 million individual replies.
Our belief is that the strong search engine rankings of many of our properties will continue to result in increased page views and registered members as we go forward.

We seek to continually add to the number of communities our website services by acquiring additional active forums, thereby increasing traffic to our site and the number of forums we host.

Revenues. We derive revenue principally from the sale of Internet advertising and sponsorships, as well as from subscription services on freeforum hosting platforms and e-commerce. The Internet is an attractive forum for certain advertisers, depending on the number of users we have and a variety of other factors.  Internet advertising spending continues to increase on an annual basis.  We believe that significant revenues can be generated from online advertising both for our Company-owned sites as well as on a commission sales basis for our third-party network sites.

Additionally, we have decided to leverage our excess engineering capabilities towards developing web services applications for third-party customers.  This is not a significant focus of ours going forward, but will help us towards reducing our net monthly deficit.

We have also decided to develop, market, and sell products that are focused on expanding our visibility amongst owners of forums.  The first such product will be our proprietary forum Content Management System (CMS), CrowdReport™.  We completed beta testing of our CMS on our busiest sites commencing in January, 2009 and based upon the insights we have received from the members of those respective communities, we are now developing the final feature specification.  While we had anticipated that CrowdReport™ CMS would have been launched for sale and distribution in October 2009, we were forced to delay the launch due to circumstances beyond our control resulting from the announcement by the developer of the forum software that they were launching an upgraded version of the forum software. As a result, and due to continued uncertainty caused by the latest version of the forum software we use, we will continue to delay the launch of CrowdReport™ CMS in order to ensure that it is compatible with this new upgraded forum software.  We are, however, using it on our forum properties and may offer it as a customized solution to certain forum owners in the interim.  CrowdReport™ CMS is not expected to make a meaningful contribution to our revenues which are primarily driven by advertising.  It is a strategic tool that we intend to distribute in order to increase awareness of our company and services among third-party forum owners.

Sales, Marketing and Distribution. We intend to pursue direct sales with advertisers interested in exposing their products or services to our forum populations on a targeted basis.  We will work not only with direct advertisers, but also advertising networks as represented by intermediaries.  A key component of our strategy will be to customize advertising programs that are directly relevant to an advertiser, while not at odds with our online communities.  We will also allow for direct personalized advertising sales to the members of our respective forum communities who wish to market their products or services to their fellow members.

We hope to develop a widely recognized brand, which will enable us to attract, retain, and more deeply engage users, forum owners, advertisers, publishers, and developers. We believe a great brand begins with a great product, services, and content.  We focus on each step of product and services development, deployment, and management and content design to understand our offerings and how best to market them to our communities of potential and existing users. We hope to use online advertising, and we leverage our online network and our distribution partnerships to market our products and services to the right people at the right time. With continued investment in brand and product marketing, we believe we can continue to attract and engage users, advertisers, publishers, and developers.

Competition. We operate in the Internet products, services, and content markets, which are highly competitive and characterized by rapid change, converging technologies, and increasing competition from companies offering communication, information, and entertainment services integrated into other products and media properties.

We compete for users, advertisers, publishers, and developers with many other providers of online services, including Web businesses where expertise in a particular market segment may provide a competitive advantage and with social media and networking competitors. Ad networks (such as Yahoo!’s Yahoo! Properties, Google Inc.’s “Google” Ad sense, Ad.com, and Valueclick), which create specialized marketing solutions for specific advertiser or publishers segments, also compete with us for a share of marketing budgets.

We compete with companies to attract users and developers as well as attract advertisers and publishers to our forums. The principal competitive factors relating to attracting and retaining users include the usefulness, accessibility, integration, and personalization of the forums that we offer and the overall user experience on our site.

Many of our current and potential competitors have longer operating histories, more industry experience, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. We may not be able to compete with either the large or mid-sized companies. We are also at a significant competitive disadvantage within the Internet industry because we have limited capital resources. Our ability to compete will depend on our ability to obtain users of our products without spending any significant funds to market and promote our products.

Intellectual Property. Our intellectual property assets include domain names and websites; trademarks related to our brands, products and services; copyrights in software and creative content; trade secrets; and other intellectual property rights and licenses of various kinds. We also currently own the web domain www.crowdgather.com , which serves as our corporate website and the future home of our new forum software platform which is currently in development.  Our portfolio currently consists of over 500 domain names and approximately 85 message board communities at various stages of development.  Our corporate website (www.crowdgather.com) features a current list of our developed communities and software products.

Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation.  The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

We seek to protect our intellectual property assets through patent, copyright, trade secret, trademark and other laws of the United States and other countries, and through contractual provisions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and non-disclosure agreements with third parties with whom we conduct business in order to secure our proprietary rights and additionally limit access to, and disclosure of, our proprietary information. We consider our trademarks to be our most valuable assets and we will seek to register these trademarks in the United States and will seek to protect them. We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademark, patent, copyright, and trade secret rights to third parties.

In May 2009, we converted a provisional patent with a priority date of May, 2008 into a utility patent titled “Systems and Methods for Syndicating Content to, and Mining Content from, Internet Based Forums.”

Government Regulation. We are subject to regulations and laws directly applicable to providers of Internet content and services. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. The federal government and some state governments have introduced or considered legislation relating to Internet usage generally, including measures relating to privacy and data security, as well as specific legislation aimed at social networking sites, such as ours.  It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could negatively affect our business. We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, security, illegal or obscene content, retransmission of media, spyware, and personal privacy and data protection apply to the Internet.  We monitor pending legislation to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments within the industry.

A number of U.S. federal laws, including those referenced below, impact our business. The Digital Millennium Copyright Act (“DMCA”) is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. Portions of the Communications Decency Act (“CDA”) are intended to provide statutory protections to online service providers who distribute third-party content. We rely on the protections provided by both the DMCA and CDA in conducting our business. Any changes in these laws or judicial interpretations narrowing their protections will subject us to greater risk of liability and may increase our costs of compliance with these regulations or limit our ability to operate certain lines of business. The Children’s Online Privacy Protection Act of 1998 (“COPPA”) prohibits web sites from collecting personally identifiable information online from children under age 13 without prior parental consent. The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) regulates the distribution of unsolicited commercial emails, or “spam.” Online services provided by us may be subject to COPPA and CAN-SPAM requirements. Congress and individual states may also consider online privacy legislation that would apply to personal information collected from teens and adults. We believe that we are in material compliance with the requirements imposed by those laws and regulations.

We are also subject to federal, state and local laws and regulations applied to businesses generally. We believe that we are in conformity with all applicable laws in all relevant jurisdictions. We do not believe that we have not been affected by any of the rules and regulations specified in this section.

Research and Development. We seek to continually enhance, expand, and launch products and features to meet evolving user, advertiser, and publisher needs for technological innovation and a deeper, more integrated experience for the online community of users. We intend to leverage our internal development efforts through technology acquisitions.  We anticipate that our internal development costs for the first generation forum networking software will approximate $50,000.

Employees. As of April 7, 2010, we have eight full time employees.  None of our employees is covered by a collective bargaining agreement, nor are they represented by a labor union. We have not experienced any work stoppages, and we consider relations with our employees to be good.

Facilities. Our executive, administrative and operating offices are leased, and consist of approximately 1,578 square feet of office space located at 20300 Venture Blvd., Suite 330, Woodland Hills, California. The term of our lease is for six months and expires on June 30, 2010. Our rent is $2,500 per month. We believe that our facilities are adequate for our needs.

Legal Proceedings. There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policy and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Registration Statement on Form S-1.

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the year ended April 30, 2009, together with notes thereto, and our financial statements for the period ended January 31, 2010, both of which are included in this Registration Statement on Form S-1.

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the year ended April 30, 2009, together with notes thereto as previously filed with our Annual Report on Form 10-K.  In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this report for the period ended January 31, 2010.

For the three months ended January 31, 2010, as compared to the three months ended January 31, 2009.

Results of Operations

Revenues. We realized revenues of $83,019 for the three months ended January 31, 2010, as compared to revenues of $35,234 for the three months ended January 31, 2009. This increased revenue is a result of increasing advertising related revenue and higher service revenues. The services revenues relate to leveraging our excess engineering capabilities towards developing web services applications for third-party customers.  This will not be a significant focus of ours going forward, but will help us towards reducing our net monthly deficit. We anticipate that as we continue to operate our business and expand our holdings of websites and domain names, we will begin to generate more significant advertising related revenues as we implement the advertising and sponsorship initiatives for all of our web properties.

We have also decided to develop, market, and sell products that are focused on expanding our visibility amongst owners of forums.  The first such product will be our proprietary forum Content Management System (CMS), CrowdReport™.  We completed beta testing of our CMS on our busiest sites commencing in January, 2009, and based upon the insights we have received from the members of those respective communities, we are now developing the final feature specification. While we had anticipated that CrowdReport™ CMS would have been launched  for sale and distribution in October 2009, we were forced to delay the launch due to circumstances beyond our control resulting from the announcement by the developer of the forum software that they were launching an upgraded version of the forum software. As a result, and due to continued uncertainty caused by the latest version of the forum software we use, we will continue to delay the launch of CrowdReport™ CMS in order to ensure that it is compatible with this new upgraded forum software.  We are, however, using it on our forum properties and may offer it as a customized solution to certain forum owners in the interim.  CrowdReport™ CMS is not expected to make a meaningful contribution to our revenues which are primarily driven by advertising.  It is a strategic tool that we intend to distribute in order to increase awareness of our company and services among third-party forum owners.

To implement our business plan during the next twelve months, we need to generate increased revenues by expanding our online forum offerings and increasing the capabilities of our existing online forums. Our failure to do so will hinder our ability to increase the size of our operations and to generate additional revenues. If we are not able to generate additional revenues to cover our operating costs, we may not be able to expand our operations.

Operating Expenses. For the three months ended January 31, 2010, our operating expenses were $523,669, as compared to total operating expenses of $725,482 for the three months ended January 31, 2009.  The decrease between the comparable periods is primarily due to a decrease in salaries and employee related expenses, which decreased from $388,313 for the three months ended January 31, 2009, to $365,152 for the three months ended January 31, 2010. We also decreased expenses related to independent consultants from $237,787 for the three months ended January 31, 2009 to $37,422 for the three months ended January 31, 2010.

Barring any additional overhead related to large acquisitions as we anticipate raising additional capital for further acquisitions, our future monthly operating expenses going into 2010 will be similar to our current expense levels, plus only incremental direct costs relating to newly acquired websites,. We will continue to incur significant general and administrative expenses, but expect to generate increased revenues after further developing our business.

Other Income and Expense. For the three months ended January 31, 2010, we also had other income of $247, interest expense of $47,486 and debt discount of $107,764, resulting in net other expense of $155,003.  By comparison, for the three months ended January 31, 2009, we had only interest expense and net other expense of $21,833. The increase in net other expense between the comparable periods is primarily due to the interest and debt discount which resulted from the secured convertible debenture financing that we closed in May 2009.

Net Loss.  For the three months ended January 31, 2010, our net loss was $595,653, as compared to a net loss of $712,081 for the three months ended on January 31, 2009.  The decrease in our net loss between the two periods was primarily due to the decrease in expenses related to independent consultants, as discussed above.

For the nine months ended January 31, 2010, as compared to the nine months ended January 31, 2009.

Results of Operations

Revenues. We realized revenues of $194,151 for the nine months ended January 31, 2010, as compared to revenues of $65,495 for the nine months ended January 31, 2009. This increased revenue is a result of increasing advertising related revenue and higher service revenues. The services revenues relate to leveraging our excess engineering capabilities towards developing web services applications for third-party customers.  This will not be a significant focus of ours going forward, but will help us towards reducing our net monthly deficit. We anticipate that as we continue to operate our business and expand our holdings of websites and domain names, we will begin to generate more significant advertising related revenues as we implement the advertising and sponsorship initiatives for all of our web properties.

We have also decided to develop, market, and sell products that are focused on expanding our visibility amongst owners of forums.  The first such product will be our proprietary forum Content Management System (CMS), CrowdReport™.  We completed beta testing of our CMS on our busiest sites commencing in January, 2009, and based upon the insights we have received from the members of those respective communities, we are now developing the final feature specification. While we had anticipated that CrowdReport™ CMS would have been launched  for sale and distribution in October 2009, we were forced to delay the launch due to circumstances beyond our control resulting from the announcement by the developer of the forum software that they were launching an upgraded version of the forum software. As a result, and due to continued uncertainty caused by the latest version of the forum software we use, we will continue to delay the launch of CrowdReport™ CMS in order to ensure that it is compatible with this new upgraded forum software.  We are, however, using it on our forum properties and may offer it as a customized solution to certain forum owners in the interim.  CrowdReport™ CMS is not expected to make a meaningful contribution to our revenues, which are primarily driven by advertising.  It is a strategic tool that we intend to distribute in order to increase awareness of our company and services among third-party forum owners.

To implement our business plan during the next twelve months, we need to generate increased revenues by expanding our online forum offerings and increasing the capabilities of our existing online forums. Our failure to do so will hinder our ability to increase the size of our operations and to generate additional revenues. If we are not able to generate additional revenues to cover our operating costs, we may not be able to expand our operations.

Operating Expenses. For the nine months ended January 31, 2010, our operating expenses were $1,704,972, as compared to total operating expenses of $2,060,642 for the nine months ended on January 31, 2009.  The decrease between the comparable periods is primarily due to a decrease in salaries and employee related expenses, which decreased from $1,235,147 for the nine months ended January 31, 2009, to $1,056,563 for the nine months ended January 31, 2010. We also experienced decreases in our professional fees from $147,993 in the nine months ended January 31, 2009 to $134,346 in the nine months ended January 31, 2010, as well as a decrease in expenses related to independent consultants from $455,646 in the nine months ended January 31, 2009 to $217,007 in the nine months ended January 31, 2010. These decreases were partially offset by the increases in our advertising and promotional expenses from $1,960 during the nine months ended January 31, 2009 to $41,940 during the nine months ended January 31, 2010; our dues and subscriptions from $10,740 during the nine months ended January 31, 2009 to $34,340 during the nine months ended January 31, 2010; and the expenses related to our server hosting from $18,316 during the nine months ended January 31, 2009 to $36,836 during the nine months ended January 31, 2010.

Barring any additional overhead related to large acquisitions as we anticipate raising additional capital for further acquisitions, our future monthly operating expenses going into 2010 will be similar to our current expense levels, plus only incremental direct costs relating to newly acquired websites. We will continue to incur significant general and administrative expenses, but expect to generate increased revenues after further developing our business.

 Other Income and Expense. For the nine months ended January 31, 2010, we also had other income of $1,984, interest expense of $134,543, debt discount of $265,963 and loss on extinguishment of debt of $563,571, resulting in net other expense of $962,093.  By comparison, for the nine months ended January 31, 2009, we had other income of $1,230 and interest expense of $36,000, resulting in net other expense of $34,770. The increase in net other expense between the comparable periods is primarily due to the debt discount and the loss on extinguishment of debt which resulted from the secured convertible debenture financing that we closed in May 2009.

Net Loss.  For the nine months ended January 31, 2010, our net loss was $2,472,914, as compared to a net loss of $2,029,917 for the nine months ended on January 31, 2009.  The increase in our net loss between the two periods was primarily due to the loss on extinguishment of debt $563,571 and $134,543 and $265,693 from the interest and debt discount, respectively, associated with the secured convertible debenture financing that we closed in May 2009, offset by a decrease of $355,670 in operating expenses as discussed above.

Liquidity and Capital Resources

Our total assets were $1,066,590 as of January 31, 2010, which consisted of cash of $65,506, accounts receivable of $43,916, prepaid expenses of $3,472, property and equipment with a net value of $65,033, and intangible assets of $888,663, represented by our domain names and other intellectual property owned.

Our current liabilities as of January 31, 2010, totaled $2,154,272, consisting of accounts payable and accrued expense of $106,839 and accrued interest of $134,543. We also had long term liabilities of $1,912,890 as of January 31, 2010, all of which is represented by convertible notes payable, net of the debt discount. The terms of those notes are described below. We had no other liabilities and no long-term commitments or contingencies at January 31, 2010.

On May 21, 2009, we closed a private offering of 18-month secured convertible debentures.  As of the closing, we received cash proceeds of $1,300,000, and approximately $1,075,000 in previously issued short-term convertible promissory notes were exchanged for the new debentures. In February 2010, the debentures were converted into shares of our common stock (see below). Prior to conversion, the debentures bore interest at a rate of 8 % per annum and were due and payable upon conversion or upon maturity in November 2010.  The majority of the debentures were convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 20% discount to the volume weighted average share price (VWAP) for the 10 days prior to the date of conversion.  The remaining debentures ($532,500 of initial principal value) that were exchanged by the holders of existing short-term promissory notes were convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 32% discount to the VWAP for the 10 days prior to the date of conversion. In February 2010, all of the outstanding convertible notes payable described above were converted into shares of our common stock as follows:

•
On February 27, 2010, we issued 1,004,875 shares of our common stock to one foreign institutional investor who elected to convert an 18-month secured convertible debenture issued as described above in May 2009.  The investor converted the debenture in the principal amount of $1,300,000 together with accrued interest of $80,066 for a total of $1,380,066, into 1,004,875 shares of our common stock, or approximately $1.37 per share.

•
On the same date, we issued 903,038 shares to a second foreign institutional investor who elected to convert two debentures that were issued as described above in May 2009.  The investor converted one debenture in the principal amount of $532,500 together with accrued interest of $32,796 for a total of $565,296, into 484,250 shares of our common stock, or approximately $1.17 per share.  The investor also converted a second debenture in the principal amount of $541,783 together with accrued interest of $33,368, for a total of $575,151, into 418,788 shares of our common stock, or approximately $1.37 per share.

In connection with the issuances of the debentures and in order to mitigate the impact of dilution to our stockholders, Sanjay Sabnani, our Chairman and CEO, agreed to surrender 5,000,000 shares of common stock to our treasury for cancellation if and when at least $2 million of debentures was converted into shares of common stock.  As a result of more than $2 million of the debentures being converted, as described above, 5,000,000 shares of common stock held by Mr. Sabnani were cancelled, effective February 27, 2010, in exchange for par value.

On February 3, 2010, we sold 250,000 shares of our common stock to one investor in exchange for $300,000, or $1.20 per share. The price per share of the issuance is subject to certain anti-dilution provisions as specified in the subscription agreement filed as an exhibit to our Report on Form 8-K filed on March 15, 2010. In connection with the sale of shares, the investor also received warrants to purchase 125,000 shares of our common stock at a purchase price of $1.68 per share, which was the closing price of our common stock on February 3, 2010. The warrant agreement provides for an expiration period of three years from the date of the investment.

On February 27, 2010, we issued 285,715 shares to the one foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $200,000.  On the same date, we also issued 671,426 shares to the second foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $470,000.  These warrants were granted in connection with the debentures transaction described above and reported on our Form 8-K filed on May 26, 2009. The disclosures in that report are incorporated herein by reference and the instruments were filed as exhibits to that report.

As of January 31, 2010, we had cash of $65,506. As discussed above, in February 2010 we received $300,000 in proceeds from sales of our common stock and $670,000 for the exercise of warrants. On March 12, 2010 we used $600,000 of these proceeds together with the issuance of 258,065 shares of our common stock for an acquisition of websites and domain names related to “freeforums.org” in a transaction reported on our Form 8-K filed on March 12, 2010. We estimate that our cash on hand will not be sufficient for us to continue and expand our current operations for the next twelve months. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could differ as a result of a number of factors. In addition to generating revenues from our current operations, we will need to raise additional capital to expand our operations to the point at which we are able to operate profitably. Accordingly, we believe we will need to raise additional capital to sustain our operations and to expand our business to the point at which we are able to operate profitably. We are pursuing capital through public or private financing as well as borrowings and other sources, including our officers, directors and principal shareholders. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available from external sources, we are dependent on our officers, directors and/or shareholders to loan us funds to pay for our expenses to achieve our objectives over the next twelve months. In the event that we are unable to raise additional capital or borrow additional funds, we may be forced to undertake significant cost reductions or curtail operations.

The majority of our research and development activity is focused on development of our proprietary CrowdGather Forum Software Platform and the finalization of our forum Content Management System (CMS), CrowdReport™; as a result most of the cost of this is covered within our engineering budgets.  We expect to invest under $50,000 for research and development over the next 12 months.

We do not anticipate that we will purchase or sell any significant equipment except for computer equipment and furniture which we anticipate will cost approximately $50,000 over the next twelve months.

We do not anticipate any significant changes in the number of employees unless we are able to significantly increase the size of our operations. Our management believes that we do not require the services of additional independent contractors to operate at our current level of activity. However, if our level of operations increases beyond the level that our current staff can provide, then we may need to supplement our staff in this manner.

For the year ended April 30, 2009 as compared to the year ended April 30, 2008.

Results of Operations

Revenue.   We realized revenues of $112,546 for the year ended April 30, 2009, in comparison to revenues of $20,763 for the year ended April 30, 2008. The increase in revenues between the two periods is primarily due to the advertising revenue received from the increased acquired traffic and third party service agreements. We anticipate that we will begin to generate more significant revenues as we implement the advertising and sponsorship initiatives for all of our web properties as well as effect a commission sales basis for our third-party network sites.

Operating Expenses. For the year ended April 30, 2009, our operating expenses were $2,488,645, resulting in our loss from operations of $ 2,376,099. We also had other income of $175 and interest expense of $62,283 for the year ended April 30, 2009. Therefore, our net loss for the year ended April 30, 2009, was $2,439,007 after $800 for provision of income taxes. This is in comparison to our operating expenses of $431,530 for the year ended April 30, 2008, where our loss from operations was $410,767. For the year ended April 30, 2008, we also had other income of $1,392 such that our loss after provision for income taxes of $800 was $410,175.  The substantial increase in operating expenses between the two periods is primarily due to the increase in full time employees and associated expenses related to hosting and managing increased traffic from acquisitions.

Liquidity and Capital Resources

Our total assets were $701,634 as of April 30, 2009, which consisted of cash of $2,601, prepaid expenses of $8,472, property and equipment with a net value of $83,951, and intangible assets of $606,610, represented by our domain names and other intellectual property owned. By comparison, as of April 30, 2008, our total assets were $518,973, which consisted of cash of $295,934, prepaid expenses of $10,950, property and equipment with a net value of $18,434, and intangible assets of $107,321, represented by our domain names and other intellectual property owned, and deposits of $75,334 and $11,000, respectively.

Our current liabilities as of April 30, 2009 totaled $1,341,690, compared to our current liabilities as of April 30, 2008, which totaled $36,822. The increase in current liabilities between the two periods is primarily due to the convertible notes payable that we entered into during the year ended April 30, 2009. In addition, we had accrued interest of approximately $62,000 due on those notes as of April 30, 2009. We had no other liabilities and no long-term commitments or contingencies at April 30, 2009.

On May 21, 2009, we closed a private offering of 18-month secured convertible debentures.  As of the initial closing, we received cash proceeds of $1,300,000, and approximately $1,075,000 in previously issued short-term convertible promissory notes were exchanged for the new debentures. After repayment of certain current debt obligations, approximately $1 million was available for our general corporate purposes and working capital.

Contractual Obligations and Reserves

None

Off Balance Sheet Arrangements

We had no off balance sheet arrangements at January 31, 2010.

Description of Property

Property Held by Us. As of January 31, 2010, we held no real property.  We do not presently own any interests in real estate.

Certain Relationships and Related Transactions

Related Party Transactions.

On July 8, 2008, we issued a convertible promissory note to one of our shareholders for $500,000.  The convertible note was due in one year, or upon default, whichever is earlier, with interest at an annual rate of 8%.  The convertible note had a mandatory conversion feature by which it would automatically convert to shares of our common stock immediately before the closing of our next transaction or series of related transactions in which we sell equity securities in an amount equal to or greater than $2,000,000. The holder of the convertible note would receive shares at a rate that represents a discount of 15% to the price per share in the equity financing. In connection with the issuance of the convertible note, we also agreed that the holder would be entitled to a grant of warrants in an amount to be determined at the time of equity financing.

On September 25, 2008, we issued a convertible promissory note to one of our shareholders in exchange for $200,000.  The convertible note was due in one year with interest at an annual rate of 10%.  The convertible note had an optional conversion feature by which the holder could convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.50 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000.

On October 31, 2008, we issued a convertible promissory note to one of our shareholders in exchange for $170,000.  The convertible note was due in one year with interest at an annual rate of 10%.  The convertible note had an optional conversion feature by which the holder could convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.50 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000.

On December 3, 2008, we issued a convertible promissory note to one of our shareholders in exchange for $110,000.  The convertible note was due in one year with interest at an annual rate of 10%.  The convertible note had an optional conversion feature by which the holder could convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.40 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000.

On January 9, 2009, we issued a convertible promissory note to one of our shareholders in exchange for $90,000.  The convertible note was due in six months with interest at an annual rate of 10%.  The convertible note had an optional conversion feature by which the holder could convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.25 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000.

On February 11, 2009, we issued a convertible promissory note to one of our shareholders in exchange for $60,000.  The convertible note was due in six months with interest at an annual rate of 10%.  The convertible note had an optional conversion feature by which the holder could convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $0.90 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000.

On March 10, 2009, we issued a convertible promissory note to one of our shareholders in exchange for $32,000.  The convertible note was due in six months with interest at an annual rate of 10%.  The convertible note had an optional conversion feature by which the holder could convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $0.70 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000.

On May 21, 2009, we closed a private offering of 18-month secured convertible debentures.  As part of the initial closing $150,000 of the above notes was repaid and the remaining balance of the notes plus accrued interest of approximately $62,000 were exchanged for an 18 month secured convertible debenture.

On May 4, 2009, we issued a promissory note to our majority shareholder for $54,000, due in 60 days from the date of the note.  In the event the note was not repaid in the 60 day period, interest at 10% would accrue for two years. The note was subsequently repaid on May 29, 2009.

On February 27, 2010, we issued 1,004,875 shares of our common stock to one foreign institutional investor who elected to convert an 18-month secured convertible debenture that was issued in May 2009.  The investor converted the debenture in the principal amount of $1,300,000 together with accrued interest of $80,066 for a total of $1,380,066, into 1,004,875 shares of our common stock, or approximately $1.37 per share.  On the same date, we also issued 903,038 shares to a second foreign institutional investor who elected to convert two debentures that were issued in May 2009.  The investor converted one debenture in the principal amount of $532,500 together with accrued interest of $32,796 for a total of $565,296, into 484,250 shares of our common stock, or approximately $1.17 per share.  The investor also converted a second debenture in the principal amount of $541,783 together with accrued interest of $33,368, for a total of $575,151, into 418,788 shares of our common stock, or approximately $1.37 per share.

On February 27, 2010, we issued 285,715 shares to the one foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $200,000.  On the same date, we also issued 671,426 shares to the second foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $470,000.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

•	disclose such transactions in prospectuses where required;
•	disclose in any and all filings with the SEC, where required;
•	obtain disinterested directors’ consent; and
•	obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. We are a reporting company with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

As of April 7, 2010, there were 56 record holders of our common stock. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

There are approximately 4,678,859 outstanding shares of our common stock which can be sold pursuant to Rule 144. There are 2,955,000 outstanding options and 767,856 outstanding warrants to purchase shares of our common stock. Other than those shares being registered by means of this Registration Statement, there are no outstanding shares of our common stock that we have agreed to register under the Securities Act of 1933 for sale by security holders.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Recent Sales of Unregistered Securities. There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

In connection with the Merger, on April 2, 2008, we issued an aggregate of 26,000,000 shares of our common stock to General’s members in exchange for their percentage of ownership of General on a pro-rata basis to their General members.  The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

Upon the closing of the Merger, we issued and sold an aggregate of 1,000,000 shares of our common stock to two non-U.S. Persons, as that term is defined in Rule 902 (k) of Regulation S as promulgated by the SEC, at a price of $0.89 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On June 20, 2008, we sold 420,000 shares of our common stock to one investor in exchange for $420,000 or $1.00 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

In July 2008, we issued 18,000 shares of our common stock for the purchase of an intangible asset. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act.

As of July 22, 2009, we have granted an aggregate total of 2,560,000 options to purchase shares of our common stock to several of our employees.  The options covered by each grant vest as follows: 1/8 of total vests after 180 days after grant; remaining to vest at the rate of 1/16 of the total every 90 days thereafter, over 4 years.  The options granted expire 10 years after the date of grant. The options were granted in transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act.

On July 8, 2008, we issued a convertible promissory note to one of our shareholders for $500,000.  The convertible note is due in one year, or upon default, whichever is earlier, and bears interest at the annual rate of 8%.  The convertible note has a mandatory conversion feature by which it will automatically convert to shares of the our common stock immediately before the closing of a transaction or series of transactions in which we sell equity securities in an amount equal to or greater than $2,000,000. The convertible note was issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On September 25, 2008, we issued a convertible promissory note to one of our shareholders in exchange for $200,000.  The convertible note is due in one year and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.50 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000. The convertible note was issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On October 31, 2008, we issued a convertible promissory note to one of our shareholders in exchange for $170,000.  The convertible note is due in one year and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.50 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000. The convertible note was issued in a transaction which we believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On December 3, 2008, we issued a convertible promissory note to one of our shareholders in exchange for $110,000.  The convertible note is due in one year and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.40 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000. The convertible note was issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On January 9, 2009, we issued a convertible promissory note to one of our shareholders in exchange for $90,000.  The convertible note is due in six months and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $1.25 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000. The convertible note was issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On February 11, 2009, we issued a convertible promissory note to one of our shareholders in exchange for $60,000.  The convertible note is due in six months and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $0.90 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000. The convertible note was issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On March 10, 2009, we issued a convertible promissory note to one of our shareholders in exchange for $32,000.  The convertible note is due in six months and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of our common stock at a conversion price of the lower of (i) $0.70 per share or, (ii) the price per share of our next transaction or series of related transactions in which we sell equity securities and in which the gross proceeds to us equal or exceed $2,000,000. The convertible note was issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On May 21, 2009, we closed the first tranches of a private offering of 18-month secured convertible debentures (Debentures) with a limited number of foreign institutional purchasers.  As of the initial closing, we received cash proceeds of $1,300,000, and approximately $1,075,000 in previously issued convertible promissory notes (as described above) were exchanged for the new Debentures.  In connection with the initial closing, we granted warrants (exercisable at $0.70 per share – the closing market price on May 21, 2009, the date of signature of the cash investors on their Subscription Agreement) to purchase an aggregate of up to 1,599,997 shares of our common stock.  Pursuant to our agreements with the purchasers, we were permitted to close a subsequent tranche of up to $1.1 million in cash proceeds not later than July 15, 2009.

The Debentures bear interest at a rate of 8 % per annum, which is due and payable upon conversion or upon maturity in November 2010.  The majority of the Debentures are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 20% discount to the volume weighted average share price (VWAP) for the 10 days prior to the date of conversion.  The remaining Debentures ($532,500 of initial principal value) that were exchanged by the holders of existing short-term promissory notes are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 32% discount to the VWAP for the 10 days prior to the date of conversion. Following the closing, we had no short-term debt obligations.

Neither the Debentures sold and the warrants granted to the institutional purchasers, nor the shares of common stock to be issued upon conversion of the Debentures or upon the exercise of the warrants were registered under the Securities Act of 1933 and were sold pursuant to exemptions from registration provided by Regulation D or Regulation S and by Section 4(2) of the Securities Act of 1933, as amended.  Accordingly, these securities and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

On May 4, 2009, we issued a promissory note to our majority shareholder for $54,000, due in 60 days from the date of the note.  In the event the note is not repaid in the 60 day period, interest at 10% will accrue for two years. This was subsequently repaid on May 29, 2009.

On May 26, 2009, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, we are required to compensate the advisory firm 7,000 shares of our restricted common stock per month for three months beginning May 26, 2009 and $2,000 a month for four months beginning May 26, 2009.  The shares were granted in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Exchange Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act.

On May 26, 2009, we appointed Mr. Chuck Timpe as a director of the Company and accordingly granted Mr. Timpe 325,000 options to purchase shares of our common stock at an exercise price of $0.86 per share. The options were granted in transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act.

On May 27, 2009, we entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, we are required to compensate the advisory firm 20,000 shares of our restricted common stock per month for three months beginning May 26, 2009 and $2,000 a month for four months beginning May 26, 2009. The shares were granted in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act.

On February 3, 2010, we sold 250,000 shares of our common stock to one investor in exchange for $300,000, or $1.20 per share. The price per share of the issuance is subject to certain anti-dilution provisions as specified in the subscription agreement. In connection with the sale of shares, the investor also received warrants to purchase 125,000 shares of our common stock at a purchase price of $1.68 per share, which was the closing price of our common stock on February 3, 2010. The warrant agreement provides for an expiration period of three years from the date of the investment. The shares and warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On February 27, 2010, we issued 1,004,875 shares of our common stock to one foreign institutional investor who elected to convert an 18-month secured convertible debenture that was issued in May 2009.  The investor converted the debenture in the principal amount of $1,300,000 together with accrued interest of $80,066 for a total of $1,380,066, into 1,004,875 shares of our common stock, or approximately $1.37 per share. On the same date, we also issued 903,038 shares to a second foreign institutional investor who elected to convert two debentures that were issued in May 2009.  The investor converted one debenture in the principal amount of $532,500 together with accrued interest of $32,796 for a total of $565,296, into 484,250 shares of our common stock, or approximately $1.17 per share.  The investor also converted a second debenture in the principal amount of $541,783 together with accrued interest of $33,368, for a total of $575,151, into 418,788 shares of our common stock, or approximately $1.37 per share. Neither the debentures sold to the institutional investors, nor the shares of common stock issued upon conversion of the debentures were registered under the Securities Act of 1933, as amended, and were sold pursuant to exemptions from the registration requirements of the Securities Act, as provided by Regulation S. Accordingly, those securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

On February 27, 2010, we issued 285,715 shares to the one foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $200,000.  On the same date, we also issued 671,426 shares to the second foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $470,000. Neither the warrants granted to the institutional investors, nor the shares of common stock issued upon exercise of the warrants were registered under the Securities Act, and were sold pursuant to an exemption from the registration requirements of the Securities Act, as provided by Regulation S. Accordingly, these securities and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

On March 12, 2010, we agreed to issue shares as part of the purchase price for a website and domain name acquisition agreement we entered with Phil Santoro pursuant to which we acquired certain websites and domain names, all associated software used in building the websites, along with the associated users lists, databases, add-ons installed with these forums and associated accounts for these websites.  The purchase price was $1,000,000, which consisted of $600,000 payable to Santoro in cash at closing and $400,000 payable to Santoro in shares of our common stock, consisting of 258,065 shares of common stock, which was calculated by dividing $400,000 by $1.55, the closing price of our common stock as of March 12, 2010. The 258,065 shares of common stock were issued to Santoro in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Regulation D promulgated pursuant to that act by the SEC.

On March 12, 2010, we authorized the issuance of 32,258 shares of our common stock to Andy Robinowitz in exchange for services valued at $50,000, or $1.55 per share, the closing price on March 12, 2010. The shares were issued in a transaction which we believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

Purchases of Equity Securities. None.

Penny Stock Regulation.   Shares of our common stock will probably be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation

Summary Compensation Table.   The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our principal executive officers during the year ending April 30, 2009.

Name and Principal Position	Year Ended April 30	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity I ncentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Sanjay Sabnani President, Secretary	2009	172,384	0	0	472,016	0	0	0	644,400
Gaurav Singh, CFO	2009	101,607	0	0	352,211	0	0	36,900	490,718

Employment Contracts and Termination of Employment. We do not anticipate that we will enter into employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement), except as follows:

1.
If terminated without Good Cause (as defined below), Gaurav Singh is entitled to one month of severance pay equal to one month of his base salary during the first six months of employment and severance pay equal to three months of his base salary in cash, restricted common stock or some combination thereof, as determined in our sole discretion if terminated after six months of employment.

A termination shall be for “Good Cause” if the officer, in the subjective good faith opinion of the Company, shall

1.	Commit and act of fraud, moral turpitude, misappropriation of funds or embezzlement;
2.	Breach his/her fiduciary duty to us, including, but not limited to, acts of self-dealing (whether or not for personal profit);
3.	Materially breach this agreement , the confidentiality agreement, or our written Code of Ethics as adopted by the Board of Directors;
4.	Willful, reckless or grossly negligent violation of any applicable state or federal law or regulation; or
5.
Fail to or refuse (whether willful, reckless or negligent) to substantially perform the responsibilities and duties specified herein (other than a failure caused by temporary disability); provided, however, that no termination shall occur on that basis unless we first provide him with written notice to cure; the notice to cure shall reasonably specify the acts or omissions that constitute his failure or refusal to perform his duties, and he shall have reasonable opportunity (not to exceed 10 days after the date of notice to cure) to correct his failure or refusal to perform his duties; termination shall be effective as of the date of written notice to cure.

Stock Options/SAR Grants .  On May 9, 2008, the Board of Directors granted 400,000 options with an exercise price of $1.00 per share to Gaurav Singh. On June 20, 2008, the Board of Directors granted 400,000 options with an exercise price of $1.49 per share to Sanjay Sabnani. On November 17, 2008, the Board of Directors granted 30,000 options with an exercise price of $1.50 per share to Gaurav Singh. All of the options covered by each grant vest as follows: 1/8 of total vests after 180 days after grant; remaining to vest at the rate of 1/16 of the total every 90 days thereafter, over 4 years.  The options granted expire 10 years after the date of grant.

Outstanding Equity Awards at Fiscal Year-end. As of the year ended April 30, 2009, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Nested	Value of Unearned Shares, Units or Other Rights Not Vested
Sanjay Sabnani CEO, President, and Secretary	100,000	300,000	400,000	$1.49	06/20/2018	0	0	0	0
Gaurav Singh CFO and Principal Accounting Officer	100,000	300,000	400,000	$1.00	05/09/2018	0	0	0	0
	3,750	26,250	30,000	$1.50	11/17/2018	0	0	0	0

There have been no exercises of stock options by either of the above named executive officers during the year April 30, 2009.

Long-Term Incentive Plans. As of April 30, 2009, we had no group life, health, hospitalization, or medical reimbursement or relocation plans in effect. Further, we had no pension plans or plans or agreements which provide compensation in the event of termination of employment or change in control of our company.

Director Compensation. Our directors received the following compensation for their service as directors during the fiscal year ended April 30, 2009:

Name	Fees Earned or Paid in Cash	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Sanjay Sabnani, director	0	0	0	0	0	0	0
Jonathan Dariyanani, director	0	0	0	0	0	0	0
James Sacks, director	0	0	0	0	0	0	0

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our board of directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Financial Statements

CROWDGATHER, INC.

FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JANUARY 31, 2010 AND 2009

TABLE OF CONTENTS

Condensed Balance Sheets	36
Condensed Statements of Operations	37
Condensed Statements of Cash Flows	38
Notes to Condensed Financial Statements	39

CROWDGATHER, INC.
CONDENSED BALANCE SHEETS

ASSETS
	January 31, 2010 (Unaudited)	April 30, 2009
Current assets
Cash	$65,506	$2,601
Accounts receivable	43,916	-
Prepaid expenses and deposits	3,472	8,472

Total current assets	109,422	11,073

Property and equipment, net of accumulated depreciation of $54,194 and $29,086, respectively	65,033	83,951

Intangible assets	888,663	606,610
Total assets	$1,066,590	$701,634

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$106,839	$54,107
Accrued interest	134,543	62,283
Income taxes payable	-	800
Unearned revenue	-	12,500
Note payable	-	50,000
Convertible notes payable	1,912,890	1,162,000

Total current liabilities	2,154,272	1,341,690

Stockholders’ equity
Common stock, $0.001 par value, 975,000,000 shares authorized, 40,944,818 and 40,684,818 issued and outstanding, respectively	40,945	40,685
Additional paid-in capital	4,230,943	2,205,115
Accumulated deficit	(5,359,570)	(2,885,856)

Total stockholders’ equity (deficit)	(1,087,682)	(640,056)

Total liabilities and stockholders’ equity (deficit)	$1,066,590	$701,634

See accompanying notes to financial statements

CROWDGATHER, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED JANUARY 31, 2010 AND 2009
UNAUDITED

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Revenue	$83,019	$35,234	$194,151	$65,495
Operating expenses	(523,669)	(725,482)	(1,704,972)	(2,060,642)
Loss from operations	(440,650)	(690,248)	(1,510,821)	(1,995,147)

Other income (expense):
Interest income	247	-	1,984	1,230
Interest expense	(47,486)	(21,833)	(134,543)	(36,00)
Interest expense, debt discount amortization	(107,764)	-	(265,963)	-
Loss on extinguishment of debt	-	-	(563,571)	-
Other income (expense), net	(155,003)	(21,833)	(962,093)	(34,770)

Net loss before provision for income taxes	(595,653)	(712,081)	(2,472,914)	(2,029,917)

Provision for income taxes	-	-	800	800

Net loss	$(595,653)	$(712,081)	$(2,473,714)	$(2,030,717)
Weighted average shares outstanding- basic and diluted	40,558,894	40,589,818	40,697,344	40,448,930

Net loss per share – basic and diluted	$(0.01)	$(0.02)	$(0.06)	$(0.05)

See accompanying notes to financial statements

CROWDGATHER, INC.
 CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED JANUARY 31, 2010 AND 2009
UNAUDITED
	2010	2009
Cash flows from operating activities:
Net loss	$(2,473,714)	$(2,030,717)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	25,108	15,381
Stock-based compensation	483,000	460,000
Stock issued for services	122,160	255,500
Amortization of debt discount	265,963	-
Loss on extinguishment of debt	563,571	-
Changes in operating assets and liabilities:
Accounts receivable	(43,916)	-
Prepaid expenses and deposits	5,000	4,950
Security deposits	-	7,010
Accounts payable and accrued expenses	186,476	16,997
Unearned revenue	(12,500)	-

Net cash used in operating activities	(878,852)	(1,270,879)

Cash flows from investing activities:
Purchase of property and equipment	(6,190)	(87,037)
Deposit in escrow	-	72,834
Purchase of intangible assets	(152,053)	(465,989)

Net cash used in investing activities	(158,243)	(477,692)

Cash flows from financing activities:
Proceeds from the sale of common stock	-	420,000
Proceeds from issuance of debt	1,354,000	1,070,000
Repayment of debt	(254,000)	-

Net cash provided by financing activities	1,100,000	1,490,000

Net increase (decrease) in cash	62,905	(258,571)
Cash, beginning of period	2,601	295,934
Cash, end of period	$65,506	37,363

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$800	$800
Non-cash transactions:
Issuance of common stock for intangible assets	$130,000	$33,300
Stock-based compensation	$483,000	$460,000
Stock issued for services	$122,160	$255,500

See accompanying notes to financial statements

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

CrowdGather, Inc. is an internet company that specializes in developing and hosting forum based websites and is headquartered in Woodland Hills, California.

CrowdGather, Inc. (formerly WestCoast Golf Experiences, Inc., or “WestCoast”), (the "Company") was incorporated under the laws of the State of Nevada on April 20, 2005.

On April 2, 2008, the Company, General Mayhem LLC (“General”) and the Company’s wholly owned subsidiary, General Mayhem Acquisition Corp. (the “Acquisition Subsidiary”), entered into an agreement and plan of merger (the “Merger Agreement”). The merger contemplated by the Merger Agreement (“the “Merger”) closed on April 8, 2008. The Merger resulted in General merging into the Acquisition Subsidiary, with the Acquisition Subsidiary surviving. Prior to the Merger, the Company effected a 13-for-1 stock split of its Shares. All share numbers presented in the accompanying financial statements have been adjusted to reflect the stock split. Each share of General was converted into and became one (1) share, on a post-stock split basis, such that former members of General now hold 26,000,000, or approximately 64.9%, of the outstanding shares of the Company. On April 8, 2008, pursuant to the Agreement of Merger and Plan of Merger and Reorganization dated April 8, 2008 by and between WestCoast and Acquisition Subsidiary, the Acquisition Subsidiary merged with and into WestCoast, with WestCoast surviving. In connection with the latter merger, WestCoast changed its name to CrowdGather, Inc.

Basis of Presentation

The condensed unaudited financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 8, Item 10 of Regulation S-X.  They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to the financial statements included in the Company’s annual report on Form 10-K of CrowdGather, Inc. for the year ended April 30, 2009. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended January 31, 2010, are not necessarily indicative of the results that may be expected for any other interim period or the entire year. For further information, these unaudited financial statements and the related notes should be read in conjunction with the Company’s audited financial statements for the year ended April 30, 2009, included in the Company’s annual report on Form 10-K.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash Equivalents

For purposes of the balance sheets and statements of cash flows, the Company considers all highly liquid instruments purchased with maturity of three months or less to be cash equivalents.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Identifiable Intangible Assets

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, goodwill and intangible assets with indefinite lives are not amortized but instead are measured for impairment at least annually in the fourth quarter, or when events indicate that an impairment exists.  As required by ASC 350, in the impairment tests for indefinite-lived intangible assets, the Company compares the estimated fair value of the indefinite-lived intangible assets, website domain names, using a combination of discounted cash flow analysis and market value comparisons.  If the carrying value exceeds the estimate of fair value, the Company calculates the impairment as the excess of the carrying value over the estimate of fair value and accordingly, records the loss.

Intangible assets that are determined to have definite lives are amortized over their useful lives and are measured for impairment only when events or circumstances indicate the carrying value may be impaired in accordance with ASC 360, Property, Plant and Equipment  discussed below.

Impairment of Long-Lived Assets

In accordance with ASC 360, the Company estimates the future undiscounted cash flows to be derived from the asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long-lived asset may be impaired.  If the carrying value exceeds the Company’s estimate of future undiscounted cash flows, the Company then calculates the impairment as the excess of the carrying value of the asset over the Company’s estimate of its fair value.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic and Diluted Loss Per Share

In accordance with ASC 260, Earnings Per Share, basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of January 31, 2010, the Company had $2,374,283 convertible debt that could potentially be converted into 2,116,982 shares of the Company’s common stock, 1,599,997 warrants and vested stock options that could be converted into 971,250 shares of the Company’s common stock.  These potential common shares are excluded from the diluted loss per share computation in net loss periods as their inclusion would have been anti-dilutive.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

1.
NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company currently works with third-party advertising networks and advertisers pay for advertising on a cost per thousand views, cost per click or cost per action basis.  Additionally the Company has entered into a web-based software development contract with a customer, for which revenue is accounted for in accordance with ASC 985-605, Software – Revenue Recognition, and all related interpretations.  All sales are recorded in accordance with ASC 605, Revenue Recognition.  Revenue is recognized when all the criteria have been met:

• When persuasive evidence of an arrangement exists.
• The services have been provided to the customer.
• The fee is fixed or determinable.
• Collectability is reasonably assured.

Revenue deferrals relate to the timing of revenue recognized for the sale of software in which the customer has already paid for the development costs in advance.  Revenue is recognized ratably over the periods in which the services are performed.

Stock Based Compensation

The Company accounts for employee stock option grants in accordance with ASC 718, Compensation – Stock Compensation. ASC 718 establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. ASC 718 requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period).

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received as provided by ASC 505-50, Equity – Disclosure. For unvested shares, the change in fair value during the period is recognized in expense using the graded vesting method.

 Recent Accounting Pronouncements

Recently Adopted

On August 1, 2009, the Company adopted ASC 105-10, Generally Accepted Accounting Principles – Overall. ASC 105-10 establishes the FASB Accounting Standards Codification (“the Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”). The FASB will not consider an ASU as authoritative in its own right.  An ASU will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification.

On January 1, 2009 the Company adopted ASC 810-10-65, Non-controlling Interests in Consolidated Financial Statements.  FASB ASC 810-10-65 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent. Specifically, ASC 810-10-65 requires the presentation of non-controlling interests as equity in the consolidated balance sheets, and separate identification and presentation in the consolidated statements of operations of net income attributable to the entity and the non-controlling interest. It also establishes accounting and reporting standards regarding deconsolidation and changes in a parent’s ownership interest. ASC 810-10-65 was effective as of January 1, 2009. The provisions of ASC 810-10-65 are generally required to be applied prospectively, except for the presentation and disclosure requirements, which must be applied retrospectively. The adoption of ASC 810-10-65 had no impact on the Company’s results of operations or financial condition.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements (continued) Recently Issued

On January 1, 2009, the Company adopted ASC 815-40 “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” ASC 815-40 provides guidance on determining whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under prior authoritative literature. The adoption ASC topic 815-40 did not have a material impact on the Company’s results of operations or financial condition.

On May 1, 2009, the Company adopted ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information. ASC 825-10-65 amends ASC 825-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements and also amends ASC 270-10 to require those disclosures in all interim financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s results of operations or financial condition.

On May 1, 2009, the Company adopted ASC 855, Subsequent Events. ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial condition.

On July 1, 2009, the Company adopted ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The adoption of ASU 2009-05 did not have a material impact on the Company’s results of operations or financial condition.

 In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC 605, Revenue Recognition). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method.  ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2009-13 to have a material impact on the Company’s results of operations or financial condition.

2.
GOING CONCERN

The Company has incurred a net loss of $2,473,714 for the nine months ended January 31, 2010 and has an accumulated deficit of $5,359,570 as of January 31, 2010, and additional debt or equity financing will be required by the Company to fund its activities and to support its operations.  In February 2010 the Company received $300,000 from the sale of 250,000 shares of common stock and $670,000 from the exercise of warrants for 957,141 shares of common stock, and the Company’s convertible notes outstanding balance of $1,912,890 plus accrued interest were converted into 1,907,913 shares of common stock. However, there is no assurance that the Company will be able to obtain additional financing.  Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products on a continual and timely basis so that profitable operations can be attained.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

3.
ACQUISITIONS

On November 4, 2009, the Company, entered into a website and domain name acquisition agreement with EnzoTen Media Inc. (“Acquisition Agreement”) pursuant to which the Company acquired the websites and domain names set forth below:

●	http://www. anythingbutipod.com
●	http://www.anythingbutiphone.com
●	http://www.anythingbutsansa.com
●	http://www.anythingbutzune.com
http://www.abimp3players.com
●	http://www.zuneelite.com

4.
The Acquisition Agreement provides that the total purchase price to be paid in cash of $134,000 and the issuance of 104,000 shares of the Company’s common stock, valued at $130,000.  The terms of the Acquisition Agreement provide that the cash portion of the purchase price be paid in an initial payment of $50,000 upon the execution of the Acquisition Agreement and the balance to be paid in monthly amounts of $7,000 for each of the twelve months following the closing of the Acquisition Agreement.

FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

At January 31, 2010, the Company calculated the fair value of its assets and liabilities for disclosure purposes as described below.

The carrying value of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses and accrued interest approximate their fair value due to the short period to maturity of these instruments.

Valuation Hierarchy

ASC 820 establishes a three-level valuation hierarchy for the use of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date:

         Level 1.     Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 assets and liabilities include debt and equity securities and derivative financial instruments actively traded on exchanges, as well as U.S. Treasury securities and U.S. Government and agency mortgage-backed securities that are actively traded in highly liquid over the counter markets.

         Level 2.     Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs that are observable or can be corroborated, either directly or indirectly, for substantially the full term of the financial instrument. Level 2 assets and liabilities include debt instruments that are traded less frequently than exchange traded securities and derivative instruments whose model inputs are observable in the market or can be corroborated by market observable data. Examples in this category are certain variable and fixed rate non-agency mortgage-backed securities, corporate debt securities and derivative contracts.

         Level 3.     Inputs to the valuation methodology are unobservable but significant to the fair value measurement. Examples in this category include interests in certain securitized financial assets, certain private equity investments, and derivative contracts that are highly structured or long-dated.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

4.	FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Application of Valuation Hierarchy

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodology used to measure fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

         Convertible notes payable, net of debt discount.     Market prices are not available for the Company's convertible notes payable, nor are market prices of similar convertible notes available. The Company assessed that the fair value of this liability approximates its carrying value due to its nature, the stated interest rate of the notes and the embedded conversion features as calculated.

The method described above may produce a current fair value calculation that may not be indicative of net realizable value or reflective of future fair values. If readily determined market values became available or if actual performance were to vary appreciably from assumptions used, assumptions may need to be adjusted, which could result in material differences from the recorded carrying amounts. The Company believes its method of determining fair value is appropriate and consistent with other market participants. However, the use of different methodologies or different assumptions to value certain financial instruments could result in a different estimate of fair value.

The following table presents the fair value of financial instruments as of January 31, 2010, by caption on the balance sheet and by ASC 820 valuation hierarchy described above.

Liabilities measured at fair value on a recurring and nonrecurring basis at January 31, 2010:	Level 1	Level 2	Level 3	Total carrying value
Nonrecurring:
Convertible notes payable, net of debt discount	$-	$-	$1,912,890	$1,912,890

Total liabilities at fair value	$-	$-	$1,912,890	$1,912,890

5. 6. 7.
CONCENTRATION OF CREDIT RISK

The Company maintains its cash deposits in two bank accounts which at times have exceeded federally insured limits.  The Company has not experienced any losses with respect to its cash balances.

 INTANGIBLE ASSETS

The Company purchased online forums, message boards and website domain names for cash in the amount of $152,053 and stock valued at $130,000 during the nine months ended January 31, 2010 and a total consideration of $888,663 since inception. These assets have been determined to have indefinite lives.  The Company accounts for its intangible assets at cost.  Intangible assets acquired in a business combination, if any, are recorded under the purchase method of accounting at their estimated fair values at the date of acquisition.  As of January 31, 2010, the Company does not believe any impairment of intangible assets has occurred.

NOTES PAYABLE

On April 8, 2009 the Company issued a promissory note to its majority shareholder for $50,000.  The note was due 60 days from the closing of the transaction.  In the event the note was not repaid in the 60 day period, interest at 10% would accrue for two years.  The note was repaid May 29, 2009 and there was no balance outstanding at January 31, 2010.

On May 4, 2009 the Company issued a promissory note to its majority shareholder for $54,000.  The note was due 60 days from the closing of the transaction.  In the event the note was not repaid in the 60 day period, interest at 10% would accrue for two years.  The note was repaid May 29, 2009 and there was no balance outstanding at January 31, 2010.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

8.	CONVERTIBLE NOTES PAYABLE

 On May 21, 2009, the Company closed the first tranches of a private offering of its 18-month Secured Convertible Debentures (“Debentures”) with a limited number of foreign institutional purchasers.  During the initial closing, the Company received cash proceeds of $1,300,000, and approximately $1,075,000 in previously issued short-term promissory obligations were exchanged for the Debentures.  In connection with the initial closing, the Company granted warrants to purchase an aggregate of up to 1,599,997 shares of the Company’s common stock, exercisable at $0.70 per share (the closing market price on May 21, 2009).

The Debentures bear interest at a rate of 8 % per annum, which is due and payable upon conversion or upon maturity in November 2010.  The majority of the Debentures are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 20% discount to the volume weighted average share price (“VWAP”) for the 10 days prior to the date of conversion.  The remaining Debentures ($532,500 of initial principal value) that were exchanged by the holders of existing short-term promissory notes are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 32% discount to the VWAP for the 10 days prior to the date of conversion.

Under ASC 470, Debt, the relative fair value of the warrants and the intrinsic value of the beneficial conversion feature were recorded as a discount to the notes.  A debt discount of $727,357 was recorded thereby reducing the carrying value of the Debentures with a corresponding increase to additional paid-in capital. The debt discount is being amortized to interest expense over the term of the notes payable.  Total amortized interest expense for the nine months ended January 31, 2010 was $265,963.

In addition, the $1,075,000 in previously issued short-term promissory obligations that were exchanged for the Debentures were considered to have been extinguished.  Accordingly, the Company recorded a $563,571 loss on extinguishment of debt which represents the difference between the fair value of the new debt and the original value of the exchanged debt.

In February 2010, all of the outstanding convertible notes payable were converted into shares of the Company’s common stock (See Subsequent Events)

9.

In May 2009, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the advisory firm a non-refundable fee of $8,000 in four payments and 21,000 shares of its restricted common stock over three months.  The shares were valued at $18,060 based on the fair value of the shares on the date of the contract. The term of the agreement was for three months and expired August 26, 2009.  The stock-based expense for these shares included in operating expenses for the nine months ended January 31, 2010 was $18,060.

In May 2009, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the advisory firm a non-refundable fee of $8,000 in four payments and 60,000 shares of its restricted common stock over three months.  The shares were valued at $51,600 based on the fair value of the shares on the date of the contract. The term of the agreement was for three months and expired August 26, 2009.  The stock-based expense for these shares included in operating expenses for the nine months ended January 31, 2010 was $51,600.

In May 2009, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the advisory firm a non-refundable fee of $2,500 and 75,000 shares of its restricted common stock.  The shares were valued at $52,500 based on the fair value of the shares on the date of the contract. The term of the agreement was for three months and expired August 26, 2009.  The stock-based expense for these shares included in operating expenses for the nine months ended January 31, 2010 was $52,500.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

10.      STOCK OPTIONS

In May 2008 the board of directors of the Company approved the CrowdGather, Inc. 2008 Stock Option Plan (the “Plan”). The Plan permits flexibility in types of awards, and specific terms of awards, which will allow future awards to be based on then-current objectives for aligning compensation with increasing long-term shareholder value.

During the nine months ended January 31, 2010, the Company issued stock options for 395,000 shares of the Company’s common stock, exercisable at various dates through December 2013 at fair market value at the dates of grant ranging from $0.86 - $1.55 per share, to employees, directors and consultants pursuant to the Plan.  The compensation cost for the nine months ended January 31, 2010 was $483,000, and is included in operating expenses.

For the nine months ended January 31, 2010 and 2009, the Company recognized $483,000 and $460,000, respectively, of stock-based compensation costs as a result of the issuance of stock options to employees, directors and consultants.  These costs were calculated in accordance with ASC 505 and are reflected in operating expenses.

Stock option activity was as follows for the nine months ended January 31, 2010:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contract Term (Years)	Aggregate Intrinsic Value

Outstanding, May 1, 2009	2,560,000	$1.16	2.60	$2,333,372
Granted	395,000	0.94	3.41	311,149
Forfeited/Expired	-	-	-	-
Exercised	-	-	-	-

Outstanding, January 31, 2010	2,955,000	$1.14	2.49	$2,644,521
Exercisable, January 31, 2010	971,250	$1.15	2.38	$880,584

A summary of the status of the Company’s unvested shares as of January 31, 2010 is presented below:

	Number of Shares	Weighted-Average Grant-Date Fair Value

Non-vested balance, May 1, 2009	2,119,375	$0.92
Granted	395,000	0.94
Vested	(530,625)	0.91
Forfeited/Expired	-	-

Non-vested balance, January 31, 2010	1,983,750	$0.89

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED
 10.      STOCK OPTIONS (continued)

As of January 31, 2010, total unrecognized stock-based compensation cost related to unvested stock options was $1,781,147, which is expected to be recognized over a weighted-average period of approximately 2.5 years.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

	Nine Months Ended January 31,
	2010	2009
Risk-free interest rate	0.0%	1.08%
Expected volatility	100.00%	125%
Expected option life (in years)	4.00	2.00
Expected dividend yield	0.00	0.00

The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues. The expected volatility is primarily based on historical volatility levels of the Company’s public company peer group. The expected option life of each award granted was calculated using the “simplified method” in accordance with ASC 718.

11.       PROVISION FOR INCOME TAXES

For the nine months ended January 31, 2010, the Company has recognized the minimum amount of franchise tax required under California corporation law of $800.  The Company is not currently subject to further federal or state tax since it has incurred losses since its inception.

As of January 31, 2010, the Company had federal and state net operating loss carry forwards of approximately $5,000,000 which can be used to offset future federal income tax.  The federal and state net operating loss carry forwards expire at various dates through 2029.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

 As of January 31, 2010, the Company had the following deferred tax assets related to net operating losses.  A 100% valuation allowance has been established due to the uncertainty of the Company’s ability to realize future taxable income and to recover its net deferred tax assets.

Federal net operating loss (at 34%)	$1,700,000
State net operating loss (at 8.84%)	442,000

2,142,000
Less: valuation allowance	(2,142,000)

Net deferred tax assets	$-

The Company’s valuation allowance increased by approximately $993,000 during the nine months ended January 31, 2010.

 12.      SUBSEQUENT EVENTS

Common Stock Subscription

On February 3, 2010, the Company sold 250,000 shares of its common stock to one investor in exchange for $300,000, or $1.20 per share. The price per share of the issuance is subject to certain anti-dilution provisions as specified in the subscription agreement (“Subscription Agreement”).

In connection with the sale of shares, the investor also received warrants to purchase one hundred twenty five thousand (125,000) shares of the Company’s common stock at a purchase price of $1.68 per share, which was the closing price of the Company's common stock on February 3, 2010. The warrant agreement provides for an expiration period of three years from the date of the investment.

CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED
12.      SUBSEQUENT EVENTS (continued)

Debt Conversion

On February 27, 2010, the Company issued 1,004,875 shares of its common stock to one foreign institutional investor who elected to convert an 18-month Secured Convertible Debenture (“Debenture”) that was issued in May 2009.  The investor converted the Debenture in the principal amount of $1,300,000 together with accrued interest of $80,066 for a total of $1,380,066, into 1,004,875 shares of the Company’s common stock, or approximately $1.37 per share.

On the same date, the Company also issued 903,038 shares to a second foreign institutional investor who elected to convert two Debentures that were issued in May 2009.  The investor converted one Debenture in the principal amount of $532,500 together with accrued interest of $32,796 for a total of $565,296, into 484,250 shares of the Company’s common stock, or approximately $1.17 per share.  The investor also converted a second Debenture in the principal amount of $541,783 together with accrued interest of $33,368, for a total of $575,151, into 418,788 shares of the Company’s common stock, or approximately $1.37 per share.

The Debentures bore interest at a rate of 8 % per annum, which was due and payable upon conversion or upon maturity in November 2010.  The majority of the Debentures were convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 20% discount to the volume weighted average share price (VWAP) for the 10 days prior to the date of conversion.  The remaining Debentures ($532,500 of initial principal value) that were exchanged by the holders of existing short-term promissory notes were convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 32% discount to the VWAP for the 10 days prior to the date of conversion.

Warrant Exercise

On February 27, 2010, the Company issued 285,715 shares to the one foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $200,000.  On the same date, the Company also issued 671,426 shares to the second foreign institutional investor in exchange for the exercise of warrants at $0.70 per share, or approximately $470,000.

These warrants were granted in connection with the Debentures transaction described above and reported on the Company’s Form 8-K filed on May 26, 2009. The disclosures in that report are incorporated herein by reference and the instruments were filed as exhibits to that report.

An aggregate of 2,865,054 shares of the Company’s common stock were issued as a result of the conversion of the Debentures and the exercise of the warrants as set forth above, representing approximately 7.33% shares of the Company’s currently outstanding shares of common stock, which is 39,059,873 shares, after the cancellation of 5,000,000 shares, as described below.

In connection with the issuances of the Debentures and in order to mitigate the impact of dilution to the Company’s stockholders, Sanjay Sabnani, the Company’s Chairman and CEO, agreed to surrender 5,000,000 shares of common stock to the Company’s treasury for cancellation if and when at least $2 million of Debentures was converted into shares of common stock.  As a result of more than $2 million of the Debentures being converted, as described above, 5,000,000 shares of common stock held by Mr. Sabnani were cancelled, effective February 27, 2010, in exchange for par value.

In accordance with ASC 855 the Company has evaluated its subsequent events through the date the financial statements were issued.

Websites and Domain Names Acquisition March 4, 2010

On March 4, 2010, the Company, entered into a websites and domain name acquisition and transfer agreement with Paul Gould. (“Acquisition and Transfer Agreement”) pursuant to which the Company acquired the websites and domain names set forth below:

●	http://www. nsider2.com
●	http://www.nsidernews.com
●	http://www.nsider.com
●	http://www.nsiderforums.com

The Acquisition Agreement provides that the total purchase price of $30,000 to be paid in cash of $15,000 and the issuance of 8,982 shares of the Company’s common stock, valued at $15,000.

  CROWDGATHER, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JANUARY 31, 2010
UNAUDITED

12.    SUBSEQUENT EVENTS (continued)

Website and Domain Name Acquisition Agreement March 12, 2010

On March 12, 2010, the Company entered into a Website and Domain Name Acquisition Agreement (“Agreement”) with Phil Santoro (“Santoro”) pursuant to which the Company acquired the websites and domain names (“Websites”) set forth below:

●	http://www.freeforums.org;
●	http://www.freeforums-dev.org; and
●	http://www.freeforums-inc.org.

The Agreement also provides that the Company acquires all associated software used in building the websites set forth below, along with the associated users lists,  databases, add-ons installed with these forums and associated accounts for these websites.

The total purchase price of the Websites is $1,000,000, which consists of $600,000 payable to Santoro in cash at closing and $400,000 payable to Santoro in shares of the Company’s common stock (“Shares Payment”). The Shares Payment of 258,065 shares of common stock was calculated by dividing $400,000 by $1.55, the closing price of the Company’s common stock as of March 12, 2010.

The Agreement also provides for payment of conditional traffic bonus compensation in the form of an additional $200,000 payable to Santoro in shares of the Company’s common stock, using the 20-day volume weighted average price of the Company’s common stock, the 20th day of which shall be the trading day immediately preceding the one year anniversary date of March 12, 2010.  The additional payment will only be due to Santoro if, during the next twelve months, the average monthly visitor traffic to the Websites is greater than or equal to 59.13 million monthly page views, as measured by Google analytics.

The Agreement further provides that in the event the Company files a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, Santoro has the right to request that the Company include in that registration statement the Shares held by Santoro.

 Put Option Agreement

In connection with the Agreement, the Company and Santoro entered into a separate put option agreement, (“Put Option Agreement”). The Put Option Agreement provides that, within ten days of the earlier of (i) the date that the shares become eligible to be sold pursuant to Rule 144 or (ii) the date that the shares may be sold pursuant to an effective registration statement, Santoro has the option to put to the Company, the 258,065 shares comprising the Shares Payment in exchange for $150,000, payable in monthly payments of $30,000 over a five-month period with no interest.

Services Agreements

Concurrently with the closing of the Agreement, the Company entered into Services Agreements engaging Matt Fiegl, Graham Frank and Aaron Berck (each shall hereinafter be referred to as a “Consultant”) as independent contractors to operate the Websites (“Services Agreements”). Each of the Services Agreements provides for minimum terms of four months, monthly compensation and payment of conditional signing bonus compensation in the form of an additional $10,000 in shares of the Company’s common stock, payable to each Consultant, using the 20-day volume weighted average price of the Company’s common stock, the 20th day of which shall be the trading day immediately preceding March 12, 2010. The conditional signing bonus payment will only be due to each Consultant if the following occurs: (i) Santoro elects to compensate each Consultant least Ten Thousand Dollars ($10,000) from the Santoro’s proceeds of the sale of the Websites payable in either cash and/or shares; (ii) such payment from Santoro to each Consultant is made pursuant to a written escrow instruction signed by Santoro; and (iii) each of the Consultants provides services to the Company for a minimum of four months after March 12, 2010. Each of the Services Agreements also provides for payment of conditional traffic bonus compensation in the form of an additional $10,000 in shares of the Company’s common stock, payable to each Consultant, using the 20-day volume weighted average price of the Company’s common stock, the 20th day of which shall be the trading day immediately preceding the one year anniversary date of March 12, 2010.  The conditional traffic bonus payment will only be due to each Consultant if, during the next twelve months, the average monthly visitor traffic to the Websites is greater than or equal to 59.13 million monthly page views.

CROWDGATHER, INC.

FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
CrowdGather, Inc.

We have audited the accompanying balance sheets of CrowdGather, Inc. as of April 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the fiscal years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CrowdGather, Inc. as of April 30, 2009 and 2008, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2, the Company has incurred recurring operating losses and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mendoza Berger & Company, LLP

/s/ Mendoza Berger & Company, LLP
Irvine, California July 15, 2009

CROWDGATHER, INC.
BALANCE SHEETS
APRIL 30, 2009 AND 2008

ASSETS
	2009	2008
Current assets
Cash	$2,601	$295,934
Prepaid expenses and deposits	8,472	10,950

Total current assets	11,073	306,884

Property and equipment, net of accumulated depreciation of $29,086 and $6,025, at April 30, 2009 and 2008, respectively	83,951	18,434

Intangible assets	606,610	107,321
Deposit in escrow	-	75,334
Security deposit	-	11,000
Total assets	$701,634	$518,973

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$54,107	$36,022
Accrued interest	62,283	-
Income taxes payable	800	800
Unearned revenue	12,500	-
Note payable to related party	50,000	-
Convertible notes payable	1,162,000	-

Total current liabilities	1,341,690	36,822

Stockholders’ equity (deficit)
Common stock, $0.001 par value, 975,000,000 shares authorized, 40,684,818 and 40,056,818 issued and outstanding, at April 30, 2009 and 2008, respectively	40,685	40,057
Preferred stock, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding at April 30, 2009.	-	-
Additional paid-in capital	2,205,115	888,943
Accumulated deficit	(2,885,856)	(446,849)

Total stockholders’ equity (deficit)	(640,056)	482,151

Total liabilities and stockholders’ equity (deficit)	$701,364	$518,973

See accompanying notes to financial statements

CROWDGATHER, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED APRIL 30, 2009 AND 2008

	2009	2008
Revenue	$112,546	$20,763
Operating expenses	(2,488,645)	(431,530)
Loss from operations	(2,376,099)	(410,767)
Other income	175	1,392
Interest expense	(62,283)	-
Loss before provision for income taxes	(2,438,207)	(409,375)
Provision for income taxes	(800)	(800)
Net loss	$(2,439,007)	$(410,175)
Weighted average shares outstanding- basic and diluted	40,482,626	39,063,699

Net loss per share – basic and diluted	$(0.06)	$(0.01)

See accompanying notes to financial statements

CROWDGATHER, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED APRIL 30, 2009 AND 2008

	Preferred Stock	Common Stock $0.001 par value
	Shares	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total

Balance, April 30, 2007	-	39,000,000	$39,000	$-	$(36,674)	$2,326

Shares issued for cash	-	1,000,000	1,000	889,000	-	890,000

Shares issued for merger	-	26,000,000	26,000	(26,000)	-	-

Shares cancelled at merger	-	(25,943,182)	(25,943)	25,943	-	-

Net loss	-	-	-	-	(410,175)	(410,175)

Balance, April 30, 2008	-	40,056,818	40,057	888,943	(446,849)	482,151

Shares issued for cash	-	420,000	420	419,580	-	420,000

Shares issued for services	-	190,000	190	255,310	-	255,500

Shares issued for purchase of intangible asset	-	18,000	18	33,282	-	33,300

Stock-based (stock option) compensation expense	-	-	-	608,000	-	608,000

Net loss	-	-	-	-	(2,439,007)	(2,439,007)

Balance, April 30, 2009	-	40,684,818	$40,685	$2,205,115	$(2,885,856)	$(640,056)

See accompanying notes to financial statements

CROWDGATHER, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED APRIL 30, 2009 AND 2008

	2009	2008
Cash flows from operating activities:
Net loss	$(2,439,007)	$(410,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23,061	1,925
Stock-based compensation	608,000	-
Stock issued for services	255,500	-
Changes in operating assets and liabilities:		(10,950)
Prepaid expenses	2,478	(11,000)
Security deposits	11,000	36,022
Accounts payable and accrued expenses	80,368	800
Income taxes payable	-	-
Unearned revenue	12,500	-

Net cash provided by (used in) operating activities	(1,446,100)	(393,378)

Cash flows from investing activities:
Purchase of property and equipment	(90,573)	(19,260)
Proceeds from the sale of computer equipment	1,996	-
Deposit in escrow	75,334	(75,334)
Purchase of intangible assets	(465,989)	(107,221)

Net cash used in investing activities	(479,233)	(201,815)

Cash flows from financing activities:
Proceeds from related party notes	50,000	312,890
Repayment of related party notes	-	(312,890)
Proceeds from the sale of common stock	420,000	890,000
Proceeds from issuance of convertible debt	1,162,000	-

Net cash provided by financing activities	1,632,000	890,000

Net increase (decrease) in cash	(293,333)	294,807
Cash, beginning of period	295,934	1,127
Cash, end of period	$2,601	$295,934

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$62,283	-
Income taxes	$800	-
Non-cash transactions:
Issuance of common stock for intangible assets	$33,300	-
Stock issued for services	$255,500	-
Stock based compensation (stock option)	$608,000	-

See accompanying notes to financial statements

CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

CrowdGather, Inc. is an internet company that specializes in developing and hosting forum based websites and is headquartered in Woodland Hills, California.

CrowdGather, Inc. (formerly WestCoast Golf Experiences, Inc., or “WestCoast”) (the "Company") was incorporated under the laws of the State of Nevada on April 20, 2005.

On April 2, 2008, the Company, General Mayhem LLC (“General”) and the Company’s wholly owned subsidiary, General Mayhem Acquisition Corp. (the “Acquisition Subsidiary”), entered into an agreement and plan of merger (the “Merger Agreement”). The merger contemplated by the Merger Agreement (“the “Merger”) closed on April 8, 2008. The Merger resulted in General merging into the Acquisition Subsidiary, with the Acquisition Subsidiary surviving. Prior to the Merger, the Company effected a 13-for-1 stock split of its shares. All share numbers presented in the accompanying financial statements have been adjusted to reflect the stock split. Each share of General was converted into and became one (1) share, on a post-stock split basis, such that former members of General held 26,000,000, or approximately 64.9%, of the outstanding shares of the Company immediately following the Merger. On April 8, 2008, pursuant to the Agreement of Merger and Plan of Merger and Reorganization dated April 8, 2008 by and between WestCoast and Acquisition Subsidiary, the Acquisition Subsidiary merged with and into WestCoast, with WestCoast surviving. In connection with the latter merger, WestCoast changed its name to CrowdGather, Inc.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash Equivalents

For purposes of the balance sheets and statements of cash flows, the Company considers all highly liquid instruments purchased with maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000.  At April 30, 2009, the Company did not have any balances in these accounts in excess of the FDIC insurance limits.

For the year ended April 30, 2009, three customers accounted for approximately $76,000 or 68% of total revenues.

Fixed Assets

Fixed assets consist of computer hardware and software and are stated at cost and depreciated or amortized, net of salvage value, using the straight-line method over the estimated useful lives of the assets

Fair Value of Financial Instruments

Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 107, “ Disclosures About Fair Value of Financial Instruments ”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The carrying value of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Identifiable Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill and intangible assets with indefinite lives are not amortized but instead are measured for impairment at least annually in the fourth quarter, or when events indicate that an impairment may exist.  As required by SFAS 142, in the impairment tests for indefinite-lived intangible assets, the Company compares the estimated fair value of the indefinite-lived intangible assets, website domain names, using a combination of discounted cash flow analysis and market value comparisons.  If the carrying value exceeds the estimate of fair value, the Company calculates the impairment as the excess of the carrying value over the estimate of fair value and accordingly, records the loss. Intangible assets that are determined to have finite lives are amortized over their useful lives and are measured for impairment only when events or circumstances indicate the carrying value may be impaired in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) discussed below.

Impairment of Long-Lived Assets

In accordance with SFAS 144, the Company estimates the future undiscounted cash flows to be derived from the asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long-lived asset may be impaired.  If the carrying value exceeds the Company’s estimate of future undiscounted cash flows, the Company then calculates the impairment as the excess of the carrying value of the asset over the Company’s estimate of its fair value.   During 2008 and 2009, the Company determined that there were no impairment indicators of significance and therefore no impairment was recognized.

Income Taxes

The Company accounts for income taxes under SFAS 109, “ Accounting for Income Taxes ” (“SFAS 109”). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, “Earnings Per Share” , basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of April 30, 2009, the Company had $1,162,000 convertible debt that could be converted into 1,223,904 shares of the Company’s common stock and approximately 613,750 of vested stock options that could be converted into approximately 547,202 shares of the Company’s common stock.  These potential common shares are excluded from the diluted loss per share computation in net loss periods as their inclusion would have been anti-dilutive.

        Revenue Recognition

The Company currently works with third-party advertising networks and advertisers pay for advertising on a cost per thousand views, cost per click or cost per action basis.  Additionally the Company has entered into a web based software development contract with a customer, for which revenue is accounted for in accordance with Statement of Position No. 97-2, “Software Revenue Recognition,” and all related interpretations.  All sales are recorded in accordance with Securities Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “ Revenue Recognition .”  Revenue is recognized when all the criteria have been met:

      CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

•	When persuasive evidence of an arrangement exists.
•	The services have been provided to the customer.
•	The fee is fixed or determinable.
•	Collectability is reasonably assured.

Revenue deferrals relate to the timing of revenue recognized for the sale of software in which the customer has already paid for the development costs in advance.  Revenue is recognized ratably over the period in which the services are to be performed.

Stock Based Compensation

The Company accounts for stock option grants to employees and directors in accordance with SFAS No. 123 (revised 2004), “ Share-Based Payment ” (“SFAS 123(R)”). SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received as provided by Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue (“EITF”) No. 96-18, “ Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring Or In Conjunction With Selling Goods Or Services .” For unvested shares, the change in fair value during the period is recognized in expense using the graded vesting method.

       Recent Accounting Pronouncements

FASB Staff Position No. APB 14-1 – In May, 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, “ Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) . FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of Accounting Principals Board Opinion No. 14, “ Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” .  Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP APB 14-1 is not expected to have a material impact on our results of operations or financial position.

SFAS No. 141 (revised 2007) – In December 2007, the FASB issued SFAS No. 141 (revised 2007), “ Business Combinations” (“SFAS 141(R)”) .   This Statement replaces SFAS No. 141, “ Business Combinations” The objective of this Statement is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.   The impact that the adoption of SFAS 141(R) will have on the Company’s financial statements will depend on the nature, terms and size of its business combinations that occur after the effective date.

CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

SFAS No. 157 – On May 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 relates to financial assets and financial liabilities. In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities. SFAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS No. 13, “ Accounting for Leases” . SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, that are developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under SFAS 157 are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3 - Inputs that are both significant to the fair value measurement and unobservable. These inputs rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs are developed based on the best information available in the circumstances and may include the Company's own data.)

The adoption of SFAS 157, as it relates to financial assets and financial liabilities, had no impact on the Company’s financial statements.

SFAS No. 168 – In June 2009, the FASB issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ” (“SFAS 168”). SFAS 168 will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants ("AICPA"), EITF, and related accounting literature. SFAS 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009, which means August 1, 2009 for CrowdGather, Inc. We do not expect the adoption of the Codification to have an impact on our financial position or results of operations.

SFAS No. 165  – In May 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No.165 “Subsequent Events.” SFAS No. 165 establishes the standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This Statement also requires the disclosure of the date through which subsequent events have been evaluated. The Company is currently evaluating the impact that the adoption of SFAS No. 165 will have on its financial statements.

 CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

EITF No. 07-5 – In June 2008, the FASB issued EITF 07-5, “ Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133, “ Accounting for Derivatives and Hedging Activities,” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS No. 133 paragraph 11(a) scope exception.  The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its financial statements.

FSP EITF No. 03-6-1 – In June 2008, the FASB issued FSP EITF 03-6-1, “ Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” . FSP 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, “ Earnings Per Share” .  This FSP was effective for the Company on February 1, 2009 and requires that all prior-period earnings-per-share data that are presented be adjusted retrospectively. The Company does not expect FSP 03-6-1 to have a material impact on its earnings per share calculations.

FSP No. 157-3 – In October 2008, the FASB issued FSP No. 157-3, “ Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” . FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. As it relates to the Company’s financial assets and liabilities recognized or disclosed at fair value in its financial statements on a recurring basis (at least annually), the adoption of FSP 157-3 did not have a material impact on its financial statements.

2    GOING CONCERN

The Company has incurred a net loss of $2,439,007 for the year ended April 30, 2009 and has an accumulated deficit of $2,885,856 as of April 30, 2009, and additional debt or equity financing will be required by the Company to fund its activities and to support its operations.  However, there is no assurance that the Company will be able to obtain additional equity or debt financing.  Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new services on a continual and timely basis so that profitable operations can be attained.

3.    INTANGIBLE ASSETS

The Company purchased online forums, message boards and website domain names for cash and stock in the amount of $499,288 during the year ended April 30, 2009 and a total of $606,610 since inception. These assets have been determined to have indefinite lives.  The Company accounts for its intangible assets at cost.  Intangible assets acquired in a business combination, if any, are recorded under the purchase method of accounting at their estimated fair values at the date of acquisition.  As of April 30, 2009, the Company has estimated the fair value of intangibles exceed their carrying amounts and no impairment of intangible assets has occurred.

4.    NOTE PAYABLE TO RELATED PARTY

On April 8, 2009 the Company issued a promissory note to its majority shareholder for $50,000, due in 60 days from the date of the note.  In the event the note is not repaid in the 60 day period, interest at 10% will accrue for two years. The note was subsequently repaid on May 29, 2009. (See Note 9 “Subsequent Events”).

5.    CONVERTIBLE NOTES PAYABLE

Agreement #1

On July 8, 2008, the Company issued a convertible promissory note to one of its shareholders for $500,000 (“Convertible Note”).  The convertible note is due in one year and bears interest at an annual rate of 8%.  The convertible note has a mandatory conversion feature by which it will automatically convert to shares of the Company’s common stock immediately before the closing of a transaction or series of transactions in which the Company sells equity securities in an amount equal to or greater than $2,000,000 (“Next Equity Financing”). The holder of the convertible note will receive shares at a rate that represents a discount of 15% to the price per share in the Next Equity

 CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

  5.    CONVERTIBLE NOTES PAYABLE  (continued)

Financing. In connection with the issuance of the convertible note, the Company also agreed that the holder will be entitled to a grant of warrants in an amount to be determined at the time of the Next Equity Financing.  The convertible note was issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC. The event triggering the 15% discount has not occurred during the period ended, therefore no beneficial conversion expense has been recognized by the Company.

Agreement #2

On September 25, 2008, the Company issued a convertible promissory note to one of its  shareholders for $200,000.  The convertible note is due in one year and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of the Company’s common stock at a conversion price of the lower of (i) $1.50 per share or, (ii) the price per share of the Company’s next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $2,000,000. The convertible note was issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

       Agreement #3

On October 31, 2008, the Company issued a convertible promissory note to one of its shareholders in exchange for $170,000.  The convertible note is due in one year and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of the Company’s common stock at a conversion price of the lower of (i) $1.50 per share or, (ii) the price per share of the Company’s next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $2,000,000. The convertible note was issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

Agreement #4

On December 3, 2008, the Company issued a convertible promissory note to one of its  shareholders in exchange for $110,000.  The convertible note is due in one year and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of the Company’s common stock at a conversion price of the lower of (i) $1.40 per share or, (ii) the price per share of the Company’s next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $2,000,000. The convertible note was issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.
      Agreement #5

On January 9, 2009, the Company issued a convertible promissory note to one of its shareholders in exchange for $90,000.  The convertible note is due in six months and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of the Company’s common stock at a conversion price of the lower of (i) $1.25 per share or, (ii) the price per share of the Company’s next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $2,000,000. The convertible note was issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

       Agreement #6

On February 11, 2009, the Company issued a convertible promissory note to one of its shareholders in exchange for $60,000.  The convertible note is due in six months and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature

CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

  5.    CONVERTIBLE NOTES PAYABLE  (continued)

by which the holder can convert the principal and accrued interest to shares of the Company’s common stock at a conversion price of the lower of (i) $0.90 per share or, (ii) the price per share of the Company’s next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $2,000,000. The convertible note was issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

       Agreement #7

On March 10, 2009, the Company issued a convertible promissory note to one of its shareholders in exchange for $32,000.  The convertible note is due in six months and bears interest at an annual rate of 10%.  The convertible note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of the Company’s common stock at a conversion price of the lower of (i) $0.70 per share or, (ii) the price per share of the Company’s next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $2,000,000. The convertible note was issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the SEC.

On May 29, 2009, $150,000 of the above notes was repaid and the remaining balance of the notes plus accrued interest of approximately $62,000 were exchanged for an 18 month secured convertible debenture. (See Note 9 “Subsequent Events”).

6.     COMMON STOCK

In March 2008, the Company effected a 13-for-1 stock split of its Shares. All share numbers presented in the accompanying financial statements have been adjusted to reflect the stock split.

In April 2008, in conjunction with the Merger Agreement, a major shareholder cancelled 25,943,182 shares of its common stock and the Company issued 26,000,000 shares of its common stock to the former members of General.

In April 2008, the Company issued 1,000,000 shares of its common stock in connection with a subscription agreement and received $890,000.

In June 2008, the Company sold 420,000 shares of its common stock to an investor for $420,000.

In July 2008, the Company issued 18,000 shares of its common stock for the purchase of an intangible asset.

In August 2008, the Company’s board of directors amended the Company’s Articles of Incorporation to authorize the issuance of up to 25,000,000 shares of a class of preferred stock and to give the board of directors the authority to set the preferences and designations on that class.

In August 2008, the Company issued 15,000 shares of its common stock to an advisory firm pursuant to a consulting and advisory agreement which expired September 30, 2008.  The stock-based expense for these shares included in operating expenses for the year ended April 30, 2009 was $22,500.

In October 2008, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the advisory firm a non-refundable fee of $3,000 and 5,000 shares of its restricted common stock per month.  The shares were valued at $23,250 based on the fair value of the shares on the date of the contract and have been charged to expense over the term of the agreement which was for three months and expired December 31, 2008.  The stock-based expense for these shares included in operating expenses for the year ended April 30, 2009 was $23,250.

In October 2008, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the firm 60,000 shares of its restricted common stock.  The shares were valued at $93,000 based on the fair value of the shares on the date of the contract and have been charged to expense over the term of the agreement which was for three months and expired December 31, 2008.  The stock-based expense for these shares included in operating expenses for the year ended April 30, 2009 was $93,000.

CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008
 6.    COMMON STOCK    (continued)

In October 2008, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the firm 60,000 shares of its restricted common stock.  The shares were valued at $90,000 based on the fair value of the shares on the date of the contract and have been charged to expense over the term of the agreement which was for three months and expired January 6, 2009.  The stock-based expense for these shares included in operating expenses for the year ended April 30, 2009 was $90,000.

In October 2008, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the firm 25,000 shares of its restricted common stock.  The shares were valued at $35,750 based on the fair value of the shares on the date of the contract and have been charged to expense over the term of the agreement which was for three months and expired January 23, 2009.  The stock-based expense for these shares included in operating expenses for the year ended April 30, 2009 was $35,750.

In January 2009, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the advisory firm 5,000 shares of its restricted common stock per month.  The shares were valued at $18,000 based on the fair value of the shares on the date of the contract and are being charged to expense over the term of the agreement which is for three months and expired March 31,
2009.  The stock-based expense for these shares included in operating expenses for the year ended April 30, 2009 was $6,000.

7.     STOCK OPTIONS

In May 2008 the board of directors of the Company approved the CrowdGather, Inc. 2008 Stock Option Plan (the “Plan”). The Plan permits flexibility in types of awards, and specific terms of awards, which will allow future awards to be based on then-current objectives for aligning compensation with increasing long-term shareholder value.

During the year ended April 30, 2009, the Company issued 3,310,000 stock options and cancelled 750,000 stock options for a net outstanding of 2,560,000, exercisable at various dates through December 2012 and for various prices ranging from $1.00 - $1.55, and convertible into approximately 2,263,074 shares of the Company’s common stock to employees and consultants pursuant to the Plan.  The compensation cost for the year ended April 30, 2009 was $608,000, and is included in operating expenses.

For the years ended April 30, 2009 and 2008, the Company recognized $608,000 and $-0-, respectively, of stock-based compensation costs as a result of the issuance of options to employees and consultants.  These costs were calculated in accordance with SFAS 123(R) and are reflected in operating expenses.

Stock option activity was as follows for the year ended April 30, 2009:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contract Term (Years)	Aggregate Intrinsic Value

Outstanding, May 1, 2008	-	$-	-	$-
Granted	3,310,000	1.19	3.08	-
Forfeited/Expired	(750,000)	1.00	3.14	-
Exercised	-	-	-	-

Outstanding, April 30, 2009	2,560,000	$1.17	3.06	$-
Exercisable, April 30, 2009	613,750	$1.16	3.04	$-

CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008
 7.    STOCK OPTIONS   (continued)

A summary of the status of the Company’s unvested shares as of April 30, 2009 is presented below:

	Number of Shares	Weighted-Average Grant-Date Fair Value

Non-vested balance, May 1, 2008	-	$-
Granted	3,310,000	0.94
Vested	(613,750)	(0.91)
Forfeited/Expired	(750,000)	(1.00)

Non-vested balance, April 30, 2009	1,946,250	$0.93

As of April 30, 2009, total unrecognized stock-based compensation cost related to unvested stock options was $1,817,859, which is expected to be recognized over a weighted-average period of approximately 3.06 years.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions:
	Years Ended April 30,
	2009	2008
Risk-free interest rate	1.08%	N/A
Expected volatility	125.00%	N/A
Expected option life (in years)	2.00	N/A
Expected dividend yield	0.00%	N/A

The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues. The expected volatility is primarily based on historical volatility levels of the Company’s public company peer group. The expected option life of each award granted was calculated using the “simplified method” in accordance with SAB No. 107, as amended by SAB No. 110.

8.     PROVISION FOR INCOME TAXES

For the year ended April 30, 2009, the Company has recognized the minimum amount of franchise tax required under California corporation law of $800.  The Company is not currently subject to further federal or state tax since it has incurred losses since its inception.

As of April 30, 2009, the Company had federal and state net operating loss carry forwards of approximately $2,885,856 which can be used to offset future federal and state income taxes.  The federal and state net operating loss carry forwards expire at various dates through 2029.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

As of April 30, 2009, the Company had the following deferred tax assets related to net operating losses.  A 100% valuation allowance has been established as management believes it is more likely than not that the deferred tax assets will not be realized.

Federal net operating loss (at 34%)	$894,000
State net operating loss (at 8.84%)	255,000

1,149,000
Less: valuation allowance	(1,149,000)

Net deferred tax assets	$-

The Company’s valuation allowance increased by approximately $784,000 during the year ended April 30, 2009.

CROWDGATHER, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 2009 AND 2008

9.     SUBSEQUENT EVENTS

On May 4, 2009 the Company issued a promissory note to its majority shareholder for $54,000, due in 60 days of the date of the note.  In the event the note is not repaid in the 60 day period, interest at 10% will accrue for two years. The note was subsequently repaid on May 29, 2009.

On May 21, 2009, the Company closed the first tranches of a private offering of 18-month secured convertible debentures (“Debentures”) with a limited number of foreign institutional purchasers.  As of the initial closing, the Company received cash proceeds of $1,300,000, and approximately $1,075,000 in previously issued short-term promissory obligations were exchanged for the new Debentures.  In connection with the initial closing, the Company granted warrants (exercisable at $0.70 per share – the closing market price on May 21, 2009, the date of signature of the cash purchasers on their subscription agreements) to purchase an aggregate of up to 1,599,997 shares of the Company’s common stock.  Pursuant to the Company’s agreements with the purchasers, the Company was permitted to close a subsequent tranche of up to $1.1 million in cash proceeds not later than July 15, 2009.

The Debentures bear interest at a rate of 8 % per annum, which is due and payable upon conversion or upon maturity in November 2010.  The majority of the Debentures are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 20% discount to the volume weighted average share price (VWAP) for the 10 days prior to the date of conversion.  The remaining Debentures ($532,500 of initial principal value) that were exchanged by the holders of existing short-term promissory notes are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 32% discount to the VWAP for the 10 days prior to the date of conversion.

After repayment of certain current debt obligations, approximately $1,000,000 will be available for the Company’s general corporate purposes and working capital.  Following the closing, the Company no longer has any short-term debt obligations.

In order to mitigate the impact of dilution to the Company’s stockholders if, when, and as, at least $2,000,000 of Debentures are converted into common shares, the Company’s Chairman and CEO, Sanjay Sabnani, agreed to surrender to the Company’s treasury 5,000,000 shares of common stock for cancellation.  In addition, holders of approximately 61% of the Company’s outstanding shares of common stock (including the Company’s majority and largest stockholder, and all of the Company’s employees and directors, as well as outside consultants) agreed to a one-year “lock-up” of their shares.  During the period that expires on May 21, 2010, none of the 25.1 million shares owned by such parties may be sold, transferred, or otherwise disposed of, other than in connection with an offer made to all of the Company’s stockholders in connection with merger, consolidation, or similar transaction involving the Company.

On May 26, 2009, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the advisory firm 7,000 shares of its restricted common stock per month for three months beginning May 26, 2009 and $2,000 a month for four months beginning May 26, 2009.

On May 26, 2009, the Company appointed Mr. Chuck Timpe as a director of the Company and accordingly granted Mr. Timpe 325,000 options to purchase shares of the Company’s common stock at an exercise price of $0.86 per share.

On May 26, 2009, the Company entered into a consulting and advisory agreement with a third party.  Pursuant to the agreement, the Company is required to compensate the advisory firm 20,000 shares of its restricted common stock per month for three months beginning May 26, 2009 and $2,000 a month for four months beginning May 26, 2009.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On April 2, 2008, we dismissed Dale Matheson Carr-Hilton Labonte, LLP (“Dale Matheson”) as our independent public accountant effective on such date, and we appointed Mendoza Berger & Company, LLP (“Mendoza”) as our new independent public accountant.  Dale Matheson’s report on our financial statements for fiscal years 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern.  The decision to change accountants was recommended and approved by our Board of Directors.

During fiscal years 2006 and 2007, and the subsequent interim period through April 2, 2008, there were no disagreements with Dale Matheson on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of  Dale Matheson, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report, nor were there any reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-K.

We engaged Mendoza as our new independent public accountant as of April 2, 2008.  During fiscal years 2006 and 2007, and the subsequent interim period through April 2, 2008, we nor anyone on our behalf engaged Mendoza regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

On January 29, 2010, we dismissed Mendoza Berger & Company, LLP (“Mendoza”) as our independent public accountant effective on such date. The reports of Mendoza on our financial statements for fiscal years 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, were not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern. We engaged Quintanilla Accountancy Corporation (“Quintanilla”) as our new independent public accountant effective as of January 29, 2010. The decision to change accountants was recommended and approved by our Board of Directors.

During fiscal years 2009 and 2008, and the subsequent interim period through January 29, 2010, the date of dismissal, there were no disagreements with Mendoza on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Mendoza, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

On January 29, 2010, we engaged Quintanilla as our new independent public accountant.  During fiscal years 2009 and 2008, and the subsequent interim period through January 29, 2010, neither we nor anyone on our behalf engaged Quintanilla regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

On March 15, 2010, we dismissed Quintanilla Accountancy Corporation (“Quintanilla”) as our independent public accountant effective on such date. Quintanilla was our independent public accounting firm from January 29, 2010, the date of appointment, until March 15, 2010, the date of dismissal. We engaged Kelly & Company (“Kelly”) as our new independent public accountant effective as of March 15, 2010. The decision to change accountants was recommended and approved by our Board of Directors.

From January 29, 2010, the date of appointment, until March 15, 2010, the date of dismissal, Quintanilla did not issue any reports on our financial statements, and, therefore, there were no reports issued with adverse opinions or a disclaimer of opinion, and there were no reports issued which were qualified or modified as to uncertainty, audit scope, or accounting principles.

From January 29, 2010, the date of appointment, until March 15, 2010, the date of dismissal, there were no disagreements with Quintanilla on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Quintanilla, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

We engaged Kelly as our new independent public accountant as of March 15, 2010.  During fiscal years 2009 and 2008, and the subsequent interim period through March 15, 2010, we nor anyone on our behalf engaged Kelly regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by us has been passed upon by M2 Law Professional Corporation, located in Newport Beach, California.

EXPERTS

Our financial statements for year ended April 30, 2009 appearing in this prospectus which is part of a Registration Statement have been audited by Mendoza Berger & Company, LLP and are included in reliance upon such report given upon the authority of Mendoza Berger & Company, LLP as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the SEC pursuant to the Securities Act of 1933.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

PROSPECTUS

April 29, 2010

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.